Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EASTERN INSURANCE HOLDINGS, INC

EASTERN ACQUISITION CORP.

AND

EMPLOYERS SECURITY HOLDING COMPANY

DATED AS OF AUGUST 6, 2008

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TABLE OF CONTENTS (Cont’d)

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TABLE OF CONTENTS (Cont’d)

Exhibits

Exhibit A—	Form of Employment Agreement

Exhibit B—	Shareholder Letter

Exhibit C—	Escrow Agreement

Exhibit D—	Pooling Agreement

Exhibit E—	Consolidated Balance Sheet of Employers Security Holding Company at June 30, 2008

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 6, 2008 by and among Eastern Insurance Holdings, Inc., a Pennsylvania corporation (“Eastern”), Eastern Acquisition Corp., an Indiana corporation and wholly owned subsidiary of Eastern (“EA Corp”), and Employers Security Holding Company, an Indiana corporation (“Employers”).

RECITALS

WHEREAS, Employers, holds all the issued and outstanding capital stock in Employers Security Insurance Company, an Indiana domiciled insurance company (“Employers Insurance”), and Affinity Management Services, Inc., an Indiana corporation (“Affinity”);

WHEREAS, Employers Insurance and Affinity engage in the business of providing workers’ compensation insurance and other insurance-related services (collectively, the “Business”);

WHEREAS, the respective Boards of Directors of Eastern, EA Corp and Employers have determined that it is in the best interests of their respective companies to consummate the business combination transaction provided for herein in which EA Corp would merge with and into Employers with Employers being the surviving corporation, becoming a wholly-owned subsidiary of Eastern (the “Merger”), in exchange for the receipt by Employers’ shareholders (the “Employers Shareholders”) of the Purchase Price (as defined herein), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the respective Boards of Directors of Eastern, EA Corp and Employers have approved the Merger, and, in the case of the Board of Directors of Employers, have declared this Agreement advisable and recommended that it be adopted by the Employers Shareholders;

WHEREAS, the parties contemplate that if requested by any or all of the Employers Shareholders, subsequent to the completion of the Merger, Eastern will cause its wholly owned subsidiary, Eastern Re, Ltd., S.P.C. (“Eastern Re”), to form one or more segregated portfolio cells for the purpose of permitting the Employers Shareholders to share in the profit or loss of the business produced by Employers Insurance and Eastern Subsidiaries in the Territory (as hereinafter defined);

WHEREAS, the parties contemplate that as soon as practical after the completion of the Merger, Allied Eastern Indemnity Co., Eastern Advantage Assurance Company and Eastern Alliance Insurance Company (collectively, “EAIG”) and Employers Insurance will enter into a pooling arrangement pursuant to which Employers Insurance and EAIG each will cede and assume risk under workers’ compensation policies issued by them under the terms and conditions of a Pooling Agreement; and

WHEREAS, as a material inducement to Eastern to enter into this Agreement, each of the directors and officers of Employers shall have executed the letter attached hereto as Exhibit B pursuant to which such individuals agree to vote shares of Employers common stock beneficially owned by them in favor of the transactions contemplated by this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:

ARTICLE I - DEFINITIONS

1.1 Terms Generally. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any Exhibits hereto and the Employers Disclosure Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Employers Disclosure Schedules shall be deemed references to Sections of, Exhibits to, and Employers Disclosure Schedules within this Agreement unless the context shall otherwise require. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The definitions given for terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

1.2 Certain Terms. Whenever used in this Agreement (including in the Employers Disclosure Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

“Acquired Group” means, collectively, Employers, Employers Insurance, and Affinity. All references herein to a “member” of the Acquired Group refer to Employers, Employers Insurance, and Affinity, individually.

“Acquisition Proposal” shall have the meaning set forth in Section 5.3.

“Affiliate” means any entity directly or indirectly controlling, controlled by or under common control of Eastern or Employers, as applicable.

“Affinity” shall have the meaning set forth in the recitals.

“Agreement” shall have the meaning set forth in the recitals.

“Applicable Law” means any applicable order, law, regulation, rule, ordinance, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Body applicable to the parties hereto, or any of their respective Subsidiaries, properties or assets as the case may be.

“Business” shall have the meaning set forth in the recitals.

“Certificate” means any certificate representing the issued and outstanding common stock of Employers with no par value.

“Closing” means the completion of the transactions contemplated by this Agreement.

“Closing Agreement” shall have the meaning set forth in Section 3.9(k).

“Closing Balance Sheet” shall have the meaning set forth in Section 2.5(a).

“Closing Balance Sheet Date” shall have the meaning set forth in Section 2.4(b)(ii)(A).

“Closing Consolidated Shareholders’ Equity” shall have the meaning set forth in Section 2.4(b)(ii)(A).

“Closing Date” means a date specified by the parties which shall be within ten (10) days after satisfaction or waiver (subject to Applicable Law) of the conditions (excluding conditions that, by their terms cannot be satisfied until the Closing Date) set forth in Article VI; provided, however, that if such conditions are satisfied during September 2008, then the Closing Date shall be September 30, 2008, or (ii) such other date as Eastern and Employers shall agree upon.

“Closing Payment” shall have the meaning set forth in Section 2.4(e)(ii).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and any regulations promulgated by the IRS pursuant to that code or any successor law.

“Constituent Documents” means with respect to any entity, the Certificate of Organization, Operating Agreement, Certificate or Articles of Incorporation and Bylaws, or any similar charter or other organizational documents of such entity.

“Current Premium” shall have the meaning set forth in Section 5.6(b).

“D&O Insurance” shall have the meaning set forth in Section 5.6(b).

“EA Corp” shall have the meaning set forth in the recitals.

“EAIG” shall have the meaning set forth in the recitals.

“Eastern” shall have the meaning set forth in the recitals.

“Eastern 401(k) Plan” shall have meaning set forth in Section 5.8(a)(ii).

“Eastern Financials” means: (i) the audited consolidated financial statements of Eastern as of December 31, 2007, and for the three years then ended, including the notes thereto, and (ii) all consolidated financial statements of Eastern as of and for any period subsequent to December 31, 2007, including the notes thereto, which are filed with the SEC in any Securities Document.

“Eastern Indemnified Person” shall have the meaning set forth in Section 8.1

“Eastern Re” means Eastern Re Ltd., S.P.C., a Cayman Islands company and wholly-owned subsidiary of Eastern that is authorized by the Cayman Islands Monetary Authority to establish segregated portfolio cells.

“Eastern Regulatory Agreement” shall have the meaning set forth in Section 4.5(b).

“Effective Time” means the time that the Merger is consummated by filing the Plan of Merger with the Indiana Secretary of State in accordance with the Indiana Business Corporation Law or such later time as may be agreed in writing by the Eastern and Employers and specified in the Plan of Merger.

“Employers” shall have the meaning set forth in the recitals.

“Employers 401(k) Plan” shall have the meaning set forth in Section 5.8(a)(iii).

“Employers Actuary” shall have the meaning set forth in Section 3.12(d).

“Employers Actuarial Analyses” shall have the meaning set forth in Section 3.12(d).

“Employers Annual Statutory Statements” shall have the meaning set forth in Section 3.7.

“Employers Balance Sheet” means the consolidated balance sheet of Employers prepared in accordance with GAAP consistently applied with past practices.

“Employers Companies” shall mean collectively Employers and any Employers Subsidiary.

“Employers Common Stock” shall mean the common stock of Employers with no par value.

“Employers Contracts” shall have the meaning set forth in Section 3.18(a).

“Employers Disclosure Schedules” shall have the meaning set forth in the preamble of Article III.

“Employers Financial Statements” shall have the meaning set forth in Section 3.7.

“Employers Indemnified Party” shall have the meaning set forth in Section 5.6(a).

“Employers Indemnified Person” shall have the meaning set forth in Section 8.2

“Employers Insurance” shall have the meaning set forth in the recitals.

“Employers Interim Balance Sheet Date” shall have the meaning given such term below under “Employers Interim Financial Statements.”

“Employers Interim Financial Statements” shall mean the fairly presented, internally prepared, unaudited consolidated balance sheet of Employers as at June 30, 2008 (the “Employers Interim Balance Sheet Date”) and the related internally prepared, unaudited consolidated statements of income of Employers for six-month period then ended.

“Employers Investments” shall have the meaning set forth in Section 3.13(a).

“Employers Plan” or “Plan” shall have the meaning set forth in Section 3.15(a).

“Employers Quarterly Statutory Statements” shall have the meaning set forth in Section 3.7(c).

“Employers Regulatory Agreement” shall have the meaning set forth in Section 3.11(b).

“Employers Reinsurance Treaties” shall have the meaning set forth in Section 3.12(c).

“Employers Reserves” shall have the meaning set forth in Section 3.12(c).

“Employers Shareholders” shall have the meaning set forth in the recitals.

“Employers Statutory Financial Statements” shall have the meaning set forth in Section 3.7(b).

“Employment Agreement” means the employment agreement in the form attached hereto as Exhibit A that, as a condition of Closing, shall be executed by Mike Michael and Eastern.

“Encumbrance” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title retention agreement, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, lien with respect to Taxes, charge or other restrictions or limitations of any nature whatsoever, including such Encumbrances as may arise under any written or oral contract, agreement, instrument, obligation, offer, commitment, arrangement or understanding.

“Environmental Claim” shall have the meaning set forth in Section 3.19.

“Environmental Law” shall have the meaning set forth in Section 3.19.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of a control group, or under common control, within the meaning of Section 414 of the Code.

“Escrow Agreement” means the agreement between Eastern, Shareholders Representative, and the escrow agent, J.P. Morgan Trust Company, National Association, required under the terms of this Agreement and attached hereto as Exhibit C.

“Escrow Holdback” shall have the meaning set forth in Section 2.4(d)(i).

“Estimated Closing Balance Sheet” shall have the meaning set forth in Section 2.4(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“GAAP” means generally accepted accounting principles as in effect in the United States, applied on a consistent basis.

“Governmental Body” means any United States and non-United States federal, state, county, local, municipal or other governmental or quasi-governmental entity or authority of any nature.

“Holding Company Act Reports” means all registration statements, notices and reports, together with all exhibits and amendments thereto, applicable to insurance holding companies under the Insurance Laws.

“Indemnified Person” shall have the meaning set forth in Section 8.2

“Indemnifying Person” shall have the meaning set forth in Section 8.4.

“Insurance Laws” means all laws, rules and regulations applicable to the business of insurance and the regulation of insurance companies and insurance holding companies, whether domestic or foreign, and all applicable orders and directives of Governmental Bodies and market conduct recommendations resulting from market conduct examinations of Insurance Regulators.

“Insurance Regulators” means all Governmental Bodies regulating the business of insurance under the Insurance Laws.

“Intellectual Property” shall have the meaning set forth in Section 3.17.

“IRS” means the United States Internal Revenue Service.

“Knowledge.” A Person will be deemed to have “Knowledge” of a particular fact or matter if, after reasonable inquiry, such Person is or reasonably should have been aware of such fact or matter. The phrase “reasonable inquiry,” as used in the preceding sentence, shall include communication in connection with the day-to-day operation of the Business and shall not be confined to matters contemplated by this Agreement.

“Legal Requirement” means any United States federal, state or local, and any foreign, law, ordinance, principle of common law, rule, regulation or statute.

“Liability” or “Liabilities” (and including words of similar import) means, collectively, any debt, obligation, or liability, fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“Losses” shall have the meaning set forth in Section 8.1.

“Majority Employers Shareholders” shall have the meaning set forth in Section 5.16(c).

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, results of operations in the current or any future fiscal year, or financial condition of a party and its Subsidiaries, taken as a whole, or (ii) the ability to consummate the transactions contemplated hereby on or before September 30, 2008, in each case as determined from the perspective of a reasonable person. For purposes of the preceding sentence, the fact that any costs, damages or other liabilities or reasonably expected costs, damages or other liabilities arising from or related to any representation or warranty being untrue or incorrect may be non-recurring or result in only a one-time charge to earnings shall not affect the assessment of their materiality to the results of operations of a party and its Subsidiaries taken as a whole. In determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from or attributable to: (i) any change after the date of this Agreement in laws, rules or regulations or published interpretations thereof by courts or governmental authorities or in GAAP or regulatory accounting requirements, in any such case applicable to insurance companies or their holding companies generally, except for any such change that has a disproportionate impact on a party and its Subsidiaries, taken as a whole, relative to the other participants in their industry, (ii) the announcement of this Agreement or the transactions contemplated hereby, any action of a party or its Subsidiaries or any action or omission of a party or its Subsidiaries taken or omitted to be taken, pursuant to the terms of this Agreement or with the consent or at the direction of the other party, or (iii) changes after the date of this Agreement in general economic conditions or interest rates affecting insurance companies or their holding companies generally, except for any such change that has a disproportionate impact on a party and its Subsidiaries, taken as a whole, relative to the other participants in their industry.

“Merger” shall have the meaning set forth in the recitals.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body, or by any arbitral tribunal.

“Permitted Encumbrances” means: (i) Encumbrances reflected in the Employers Financial Statements or in the Employers Disclosure Schedules, (ii) Encumbrances incurred in the ordinary course of business, and (iii) Encumbrances that do not materially interfere with the current use of the assets of the Business.

“Per Share Fraction” means the fraction obtained by dividing one by the number equal to the total issued and outstanding shares of Employers Common Stock held by all Employers Shareholders immediately prior to the Effective Time.

“Person” means any legal person, including any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity of similar nature.

“Plan of Merger” means the plan of merger in the form appropriate form for filing with the Indiana Secretary of State to consummate the Merger in accordance with this Agreement and the Indiana Business Corporation Law.

“Pooling Agreement” means the pooling agreement attached hereto as Exhibit D to be executed between Employers Insurance and EAIG.

“Pre-Closing Tax Period” means, with respect to any Tax, (a) any taxable period ending on or before the Closing Date, and (b) that portion ending on and including the Closing Date of any taxable period that includes but does not end on the Closing Date.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Pro Rata Share” means, with respect to each Employers Shareholder, the fraction obtained by dividing (i) the number of shares of Employers Common Stock held by such Employers Shareholder immediately prior to the Effective Time, by (ii) the number of issued and outstanding shares of Employers Common Stock held by all Employers Shareholders immediately prior to the Effective Time.

“Purchase Price” shall have the meaning set forth in Section 2.4(b).

“Purchase Price Deficit” shall have the meaning set forth in Section 2.5(c)(i).

“Purchase Price Excess” shall have the meaning set forth in Section 2.5(c)(ii).

“Rights” means warrants, options, rights, convertible securities and other equity equivalents or agreements that obligate a Person to issue its securities or any other equity interest.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Documents” means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

“Securities Laws” means the Securities Act and the Exchange Act.

“Segregated Portfolio Cell” means any segregated portfolio cell established in Eastern Re that will reinsure a portion of the direct written premium of EAIG and/or Employers Insurance in the Territory.

“Shareholder Representative” shall have the meaning set forth in Section 5.16.

“State Statutory Accounting Practices” means, with respect to any jurisdiction, the applicable accounting practices prescribed or permitted by such jurisdiction’s Insurance Regulator for purposes of financial reporting.

“Straddle Period” shall have the meaning set forth in Section 5.11(b).

“Subsidiary” means any corporation, limited liability company or other entity, 50% or more of the capital stock or ownership interests of which are owned, either directly or indirectly, by another entity, except any corporation or other entity the capital stock or ownership interests of which are held in the ordinary course of such entity’s lending activities.

“Supplemental Closing” shall have the meaning set forth in Section 2.5(c).

“Tax” and “Taxes” (including any derivative or variation thereof and whether or not begun with a capital letter) means and includes all income, gross receipts, franchise, excise, insurance premium, license, transfer, severance, value added, ad valorem, sales, bulk sales, use, wage, payroll, workers’ compensation, unemployment compensation, employment, occupation and real and personal property taxes levied, assessed, imposed or collected by or under the authority of any Governmental Body; taxes measured by or imposed on capital by or under the authority of any Governmental Body; levies, imposts, duties, license and legislation fees assessed, imposed or collected by or under the authority of any Governmental Body; all other taxes, levies, assessments, tariffs or duties imposed, assessed or collected by or under the authority of any Governmental Body, including assessments in the nature of or in lieu of taxes; interest, penalties (civil or criminal), fines (civil or criminal), assessments and deficiencies relating to any tax or taxes; transferee, contractual or secondary liability for taxes; and any taxes due as a result of being a member of any affiliated, consolidated, combined or unitary group, or any liability in respect of taxes under a tax sharing, tax allocation, tax indemnity or other agreement.

“Tax Return” or “Return” (including any derivative or variation thereof and whether or not begun with a capital letter) means and includes all returns, reports, forms, estimates, schedules, declarations, information statements or other document or information relating to any Tax and filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax, including any amendments or supplements thereto.

“Tax Ruling” shall have the meaning set forth in 3.9(k).

“Territory” shall mean the states of Illinois, Indiana and Missouri.

“Threatened.” A Proceeding, claim, dispute or other matter will be deemed to have been “Threatened” with respect to any Person, if such Person has received any written demand, statement or other written notice with respect to such Proceeding, claim, dispute or other matter.

“Treasury Regulations” means with respect to the Code or any specific Section thereof, the regulations promulgated by the IRS and pertaining to the Code or such specific section.

ARTICLE II - MERGER

2.1 Merger. Subject to the terms and conditions of this Agreement and in accordance with the Indiana Business Corporation Law, at the Effective Time, EA Corp shall merge with and into Employers. Employers shall be the surviving corporation in the Merger. Upon consummation of the Merger the separate corporate existence of EA Corp shall terminate.

2.2 Effect of Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the Indiana Business Corporation Law, including the following:

(a) The Articles of Incorporation and Bylaws of Employers shall continue as the Articles of Incorporation and Bylaws of Employers until thereafter changed or amended as provided therein or as required under the Indiana Business Corporation Law.

(b) The Board of Directors of EA Corp shall become the directors of Employers, each to hold office in accordance with the Articles of Incorporation and Bylaws of Employers, until their respective successors are duly elected or appointed, and qualified.

(c) The corporate officers of EA Corp immediately prior to the Effective Time shall become the initial corporate officers of Employers until their respective successors are duly appointed.

2.3 Conversion of EA Corp Stock. At the Effective Time, each share of EA Corp stock that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Employers Common Stock, and the shares of Employers Common Stock into which the shares of EA Corp stock are so converted shall be the only shares of Employers Common Stock that are issued and outstanding immediately after the Effective Time.

2.4 Conversion of Employers Common Stock.

(a) At the Effective Time, each share of Employers Common Stock that is issued and outstanding immediately prior to the Effective Time shall, as part of the Merger and without the need for any further action on the part of the holder of any such Employers Common Stock, be converted into and represent the right to receive (i) the Per Share Fraction of the Closing Payment and (ii) the Per Share Fraction of the amount, if any, together with interest earned on any such amount, to be distributed to the Employers Shareholders from the Escrow Holdback in accordance with the terms of this Agreement and the Escrow Agreement.

(b) The total consideration to be paid to the Employers Shareholders (the “Purchase Price”) shall be equal to the sum of:

(i) 1.87 times the consolidated shareholders’ equity of Employers as of June 30, 2008, as set forth on Employers consolidated balance sheet attached hereto as Exhibit E, as adjusted by the provisions of Section 2.4(d); plus

(ii) 1.87 times the positive or negative difference between:

(A) the consolidated shareholders’ equity of Employers at the end of the last day of the calendar month immediately preceding or ending on the Closing Date (the last day of such calendar month referred to in this Agreement as the “Closing Balance Sheet Date”) as determined in accordance with GAAP as applied in the preparation of Employers’ consolidated balance sheet at June 30, 2008 and as adjusted by the provisions of Section 2.4(d) (as so determined and adjusted, the “Closing Consolidated Shareholders’ Equity”), and

(B) the consolidated shareholders’ equity of Employers at June 30, 2008, as set forth on Employers consolidated balance sheet attached hereto as Exhibit E, as adjusted by the provisions of Section 2.4(d).

(c) When determining the consolidated shareholders’ equity of Employers at June 30, 2008 and the Closing Consolidated Shareholders’ Equity, there shall be (i) included in the determination of consolidated shareholders’ equity an accrual for expenses incurred by

Employers prior to, and remaining unpaid as of, the Effective Time associated with the transactions contemplated by this Agreement, provided that Eastern shall be responsible for and pay one-half of the cost of the actuarial review of Employers Reserves as of June 30, 2008, and (ii) excluded from consolidated shareholders’ equity:

(A) favorable loss reserve development that is inconsistent with past practice or results in loss reserves being established at a point in the actuarial range that is materially inconsistent with the point in the actuarial range at which loss reserves were established at December 31, 2007;

(B) accrual of loss reserves in the current accident year at a rate that is less than Employers Insurance accident year loss ratio for the year ended December 31, 2007; and

(C) other extraordinary investment or other gains.

(d) At least five (5) days before the Closing Date, Employers shall provide its reasonable, good faith estimate of a consolidated balance sheet for Employers as of the Closing Balance Sheet Date (the “Estimated Closing Balance Sheet”), including its reasonable, good faith estimate of the Closing Consolidated Shareholders’ Equity, which shall be used to determine the portion of the preliminary Purchase Price payable at Closing pursuant to Section 2.4(b)(ii). On the Closing Date, Eastern shall pay the preliminary Purchase Price in cash or as a wire transfer as follows:

(i) $1,250,000 shall be paid by Eastern to the escrow agent to be held and disbursed by the escrow agent under the terms of this Agreement and the Escrow Agreement (the “Escrow Holdback”); and

(ii) the balance of the preliminary Purchase Price (the “Closing Payment”) shall be paid to the Employers Shareholders as provided in Section 2.10.

2.5 Final Purchase Price Determination, Adjustment and Disputes.

(a) As promptly as practicable following the Closing Date, but in no event later than thirty (30) days following the Closing Date, Eastern shall cause to be prepared and delivered to the Shareholder Representative a consolidated balance sheet (the “Closing Balance Sheet”) setting forth the calculation of the Closing Consolidated Shareholders’ Equity. The Closing Balance Sheet shall be prepared by Eastern based on GAAP as applied on a basis consistent with the methods, principles, practices and policies employed in the preparation of Employers’ calculation of the consolidated shareholders’ equity at June 30, 2008, except as adjusted by the provisions of Section 2.4(c) of this Agreement. The Shareholder Representative will be permitted to review and obtain copies of the work papers created by or on behalf of Eastern in the preparation of the Closing Balance Sheet and to meet with and ask questions of the individuals who prepared such Closing Balance Sheet and related work papers in connection with the review of the Closing Balance Sheet by Eastern.

(b) In the event, the Shareholder Representative objects to Eastern’s determination of Closing Consolidated Shareholders’ Equity as set forth in the Closing Balance Sheet delivered by Eastern to the Shareholder Representative pursuant to Section 2.5(a), the Shareholder Representative shall provide written notice to Eastern of such objection within thirty (30) days after the Shareholder Representative’s receipt of the Closing Balance Sheet. Such notice shall specify in detail the basis for the disagreement with Eastern’s determination of the Closing Consolidated Shareholders’ Equity. In the event that the Shareholder Representative delivers such a notice, the parties shall attempt to mutually agree upon the Closing Consolidated Shareholders’ Equity. If the parties reach an agreement, the amount of the Closing Consolidated Shareholders’ Equity upon which they agree shall be a final and binding determination. If after a period of twenty (20) days the parties fail to reach an agreement on the determination of the Closing Consolidated Shareholders’ Equity, the parties shall promptly submit their respective positions to the nationally recognized accounting firm of KPMG LLP. Such firm shall determine as promptly as possible the Closing Consolidated Shareholders’ Equity based on GAAP as applied on a basis consistent with the methods, principles, practices and policies employed in the preparation of Employers’ calculation of the consolidated shareholders’ equity at June 30, 2008, except as adjusted by the provisions of Section 2.4(c) of this Agreement. The determination of the Closing Consolidated Shareholders’ Equity by such accounting firm shall be binding upon the parties. The cost of such review shall be borne by the party whose position submitted to KPMG LLP regarding the amount of the Closing Consolidated Shareholders’ Equity represents the greatest difference from the determination of the accounting firm.

(c) At a supplemental closing (the “Supplemental Closing”) to be held within ten (10) days after the final determination of Closing Consolidated Shareholders’ Equity, the Purchase Price shall be adjusted as follows:

(i) if the difference between (A) the final determination of Closing Consolidated Shareholders’ Equity and (B) the estimate of the Closing Consolidated Shareholders’ Equity set forth in the Estimated Closing Balance Sheet is a positive number, then each Employers Shareholder shall be entitled to prompt payment by Eastern of his or her Pro Rata Share of 1.87 times such positive difference (the “Purchase Price Deficit”); or

(ii) if the difference between (A) the final determination of Closing Consolidated Shareholders’ Equity and (B) the estimate of the Closing Consolidated Shareholders’ Equity set forth in the Estimated Closing Balance Sheet is a negative number, then Eastern shall be entitled to prompt payment of 1.87 times the absolute value of such negative difference (the “Purchase Price Excess”). The amount of any Purchase Price Excess, up to a maximum of $250,000, shall be paid promptly by a release from the Escrow Holdback and any amount of the Purchase Price Excess in excess of $250,000 shall be paid pro rata by the Employers Shareholders in proportion to their Pro Rata Shares.

(d) If there is no Purchase Price Excess, $250,000 shall be promptly released from the Escrow Holdback to the Employers Shareholders in proportion to their Pro Rata Shares. If there is a Purchase Price Excess but such excess is less than $250,000, an amount equal to difference of (i) $250,000, minus (ii) the Purchase Price Excess shall be promptly released from the Escrow Holdback to the Employers Shareholders in proportion to their Pro Rata Shares.

2.6 Escrow. The respective rights of Eastern and the Employers Shareholders to $1,000,000 of Escrow Holdback deposited with the escrow agent under the Escrow Agreement shall be as follows:

(a) In the case of each indemnity claim for which an Eastern Indemnified Person is entitled to recover under Article VIII, Eastern shall be entitled to receive a distribution from the Escrow Holdback equal to the lesser of (i) the amount of such indemnity claim and (ii) the then remaining balance of the Escrow Holdback held by the escrow agent under the Escrow Agreement.

(b) On the first anniversary of the Closing Date, each Employers Shareholder who has complied with Section 2.10 of this Agreement shall be entitled to receive a distribution from the Escrow Holdback equal to such Employers Shareholder’s Pro Rata Share of the amount, if any, by which the balance of the Escrow Holdback then held by the escrow agent under the Escrow Agreement exceeds the aggregate amount of all then pending indemnity claims made by Eastern Indemnified Persons for which such Persons are entitled to recover under Article VIII.

(c) On any subsequent date on which the remaining balance of the Escrow Holdback then held by the escrow agent under the Escrow Agreement exceeds the aggregate unsatisfied amount of any then pending indemnity claims made by Eastern Indemnified Persons for which such Persons are entitled to recover under Article VIII, each Employers Shareholder who has complied with Section 2.10 of this Agreement shall be entitled to receive a distribution from the remaining balance of the Escrow Holdback equal to such Employers Shareholder’s Pro Rata Share of such excess.

(d) Each distributee of a distribution from the Escrow Holdback shall also be entitled to concurrently receive a pro-rata portion of the interest or other earnings on the Escrow Holdback that bears the same proportion to the amount of such interest and other earnings then held by the escrow agent as such distribution bears to the amount of the Escrow Holdback held by the escrow agent immediately prior to such distribution.

(e) All such distributions of the Escrow Holdback and related interest to which the Employers Shareholders are entitled to receive shall be made to the Shareholder Representative who shall in turn distribute the appropriate Pro Rata Share of such distributions to each Employers Shareholder.

(f) Whenever an Eastern Indemnified Person or the Employer Shareholders are entitled to a distribution from the Escrowed Amount, Eastern and the Shareholder Representative shall each cooperate with the other in promptly taking such action as required under the Escrow Agreement to cause the escrow agent to make such distribution.

In granting the right to recover indemnity claims from the Escrow Holdback, this Section 2.6 is intended to, and does, impose a real and definite restriction upon the Employers Shareholders and confer a specific economic benefit upon Eastern.

2.7 Closing. The Closing will take place at 10:00 a.m. on the Closing Date at the offices of Bose McKinney & Evans, 2700 M&I Plaza, 135 N. Pennsylvania Street, Indianapolis, or, if agreed by the parties, by the exchange of faxed or scanned signature pages, wire transfer of funds, and communications via telephone, email, fax and other mutually acceptable means of telecommunication, with originals of signature pages to be exchanged by express delivery for receipt the business day following the Closing Date, or in such other manner and such place as the parties may agree. Closing, in any case, will be subject to satisfaction or wavier at or prior to the Closing Date of all conditions to Closing set forth in Article VI (other than the delivery of certificates and other instruments or documents to be delivered at the Closing). As part of the Closing, the parties shall cause the Merger to be consummated by filing the Plan of Merger on the Closing Date with the Indiana Secretary of State.

2.8 Capital Contribution and Preferred Shares. Subsequent to the completion of the Merger and if requested by one or more of the Employers Shareholders: (i) Eastern shall form (i) one or more Segregated Portfolio Cells and contribute $1,000 to the capital of each Segregated Portfolio Cell in exchange for 50% of a preferred share interest in each such Segregated Portfolio Cell, and (ii) the Employers Shareholders shall contribute $1,000 to the capital of each such Segregated Portfolio Cell in exchange for 50% of a preferred share interest in each such Segregated Portfolio Cell.

2.9 Tax Withholding. Eastern shall be entitled to deduct and withhold from any payment otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Tax laws. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Employers Shareholders in respect of which such deduction and withholding was made; and (ii) Eastern shall pay when due all such amounts withheld to the appropriate Tax authorities and duly and timely file all Tax Returns required under Applicable Law in connection with such payments.

2.10 Exchange of Shares.

(a) Surrender and Cancellation. Each Employers Shareholder who has previously or on the Closing Date, surrendered to Eastern one or more Certificates representing such Employers Shareholder’s shares of Employers Common Stock for cancellation by Eastern shall be entitled to receive payment by cash or wire transfer on the Closing Date for each such share equal to the Per Share Fraction of the Closing Payment. Each Employers Shareholder who subsequently surrenders to Eastern one or more Certificates representing such Employers Shareholder’s shares of Employers Common Stock for cancellation by Eastern shall be entitled to receive, within ten (10) days after such surrender, prompt payment by cash or wire transfer for each such share equal to the Per Share Fraction of the Closing Payment. No interest will be paid or accrued for the benefit of the Employers Shareholders on the amount payable upon the surrender of the Certificates. In addition, each Employers Shareholder who surrenders such a Certificate shall be entitled to receive for each share of Employers Common Stock represented by such Certificate the Per Share Fraction of the amount, if any, to be distributed from the Escrow Holdback to the Employers Shareholders in accordance with the terms of this Agreement and the Escrow Agreement. Until surrendered as contemplated by this Section 2.10, each Certificate shall be deemed at any time after the Closing Date to represent only the right to receive upon such surrender the amounts contemplated by Section 2.4.

(b) Lost Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Employers Shareholder to Eastern claiming such Certificate to be lost, stolen or destroyed and, if required by Eastern, the posting by such person of a bond in such amount as Eastern may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, Eastern will pay in exchange for each share represented by such lost, stolen or destroyed Certificate the Per Share Fraction of the Closing Consideration. In addition, any such Employers Shareholder who furnishes such an affidavit and, if required, such bond shall be entitled to receive for each share of Employers Common Stock represented by the lost, stolen or destroyed Certificate the Per Share Fraction of the amount, if any, to be distributed from the Escrow Holdback to the Employers Shareholders in accordance with the terms of this Agreement and the Escrow Agreement.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF EMPLOYERS

Except as otherwise disclosed to Eastern in Employers disclosure schedules referenced in this Agreement (the “Employers Disclosure Schedules”) delivered to Eastern by Employers prior to the execution of this Agreement (with specific references to the representations and warranties contained in this Article III to which the information in such schedules relates), Employers represents and warrants to Eastern as of the date hereof, as follows:

3.1 Organization. Each Employers Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect. Schedule 3.1 sets forth the name of each Employers Company, the state of its incorporation and each jurisdiction in which it is qualified to do business. Each Employers Company possesses all requisite power and authority and all licenses necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

3.2 Capitalization; Title. As of the date hereof, the issued and outstanding shares of capital stock of Employers consists of 3,495,842 shares of common stock with no par value, all of which have been duly authorized, validly issued, fully-paid and nonassessable, and except as set forth on Schedule 3.2, there are no Rights outstanding relating to the equity of Employers.

3.3 Corporate Affairs.

(a) The copies of the Constituent Documents of each Employers Company have been furnished to Eastern and reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete. The minute books (containing the records of meetings of the board of directors and shareholders or the managers and members of each Employers Company) and the stock or membership ledger record books of each Employers Company have been furnished to Eastern and are correct and complete in all material respects. Schedule 3.3(a) sets forth (i) a list of all of the Employers Shareholders together with the number of shares of Employers Common Stock owned by each Employers Shareholder, and (ii) a list of all of the directors, officers and managers of each Employers Company.

(b) Except as set forth on Schedule 3.3(b), the books and records of Employers and each of the Employers Subsidiaries (i) are and have been properly prepared and maintained in form and substance adequate for preparing audited consolidated financial statements, in accordance with GAAP consistently applied and any Applicable Law, (ii) reflect only actual transactions, and (iii) fairly and accurately reflect all assets and liabilities of Employers and each of the Employers Subsidiaries and all contracts and other transactions to which Employers or any of the Employers Subsidiaries is or was a party or by which Employers or any of the Employers Subsidiaries or any of their respective businesses or assets is or was affected to the extent necessary for preparing audited consolidated financial statements in accordance with GAAP consistently applied (including materiality standards) and any Applicable Law.

(c) The minute books and stock ledgers of Employers accurately and completely list and describe all issuances, transfers and cancellations of shares of capital stock of Employers. The minute books and stock or membership ledgers of each Employers Subsidiary accurately and completely list and describe all issuances, transfers and cancellations of units or shares of capital stock of such Employers Subsidiary.

(d) Except for restrictions on business activities of insurance companies under Applicable Law and the necessity of obtaining any required governmental authorizations, licenses and permits, no Employers Company is restricted from conducting any particular business or conducting business in any particular place.

3.4 Employers Subsidiaries.

(a) Employers Insurance is an insurance company (i) domiciled in Indiana and is also duly licensed as an insurance company in the states of Illinois and Missouri, and (ii) is not licensed or authorized to carry on an insurance business in any other jurisdiction.

(b) Affinity Management Services, Inc. is an Indiana company that operates as a third party administrator.

(c) Employers is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of each of the Employers Subsidiaries, there are no proxies with respect to any such shares, and no shares or equity securities of any Employers Subsidiary are or may become required to be issued by reason of any Rights. All of such shares so owned by Employers are validly issued, fully paid and nonassessable and are owned by Employers free and clear of any Encumbrance.

3.5 Authority Relative to this Agreement. Employers has the corporate power and authority, to enter into this Agreement and, subject to the receipt of the required approval of any Governmental Body, to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Employers and the consummation by Employers of the transactions contemplated hereby have been duly authorized by the board of directors of Employers at a duly called meeting, and except for approval by Employers Shareholders, no other corporate proceedings on the part of Employers are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Employers (assuming this Agreement constitutes a valid and binding obligation of Eastern) constitutes a valid and binding agreement of Employers, enforceable against it in accordance with its terms.

3.6 Consents and Approvals; No Violations.

(a) Except (i) for (A) applicable requirements of state laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder, and (B) the filing of appropriate documents with, and approval of, Insurance Regulators in Indiana, Illinois and Missouri, and any other relevant jurisdiction, or (ii) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Body would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent Employers and the Employers Shareholders from performing their obligations under this Agreement, or individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary for the execution, delivery and performance of this Agreement by Employers and the consummation of the transactions contemplated hereby.

(b) Except as set forth in Schedule 3.6(b), no consent or approval of any other party (other than any Governmental Body) is required to be obtained by Employers for the execution, delivery or performance of this Agreement or the performance by Employers of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent Employers from performing its obligations under this Agreement or be reasonably likely to result in a Material Adverse Effect.

(c) Neither the execution, delivery or performance of this Agreement by Employers nor the consummation by Employers of the transactions contemplated hereby, nor compliance by Employers with any of the provisions hereof, will:

(i) conflict with or result in any breach of any provisions of the Constituent Documents of Employers or any of the Employers Subsidiaries;

(ii) except as set forth in Schedule 3.6(c)(ii), result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Employers, any Employers Shareholder, or any of the Employers Subsidiaries is a party or by which any of them or any of their properties or assets is bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Employers, any Employers Shareholder, any Employers Subsidiary or any of their properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of Employers, any Employers Shareholder, or any Employers Subsidiary; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Employers or any of the Employers Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, vestings, exercises, violations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Material Adverse Effect.

3.7 Employers Financial Statements.

(a) Employers has delivered to Eastern complete and correct copies of the consolidated balance sheets of Employers as of June 30, 2008, December 31, 2007 and 2006 and the related consolidated statements of income, shareholders’ equity and cash flows for each of the periods then ended (the “Employers Financial Statements”). The Employers Financial Statements for the periods ended December 31, 2007 and 2006 are accompanied by the report on such statements by the independent auditors of Employers and accompanying notes. The Employers Financial Statements have been derived from the accounting books and records of Employers and the Employers Subsidiaries and have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods presented. The Employers Financial Statements present fairly in all material respects the consolidated financial position of Employers and the Employers Subsidiaries as at the respective dates thereof in accordance with GAAP, and present fairly in all material respects the consolidated results of operations, shareholders’ equity and cash flows of Employers and the Employers Subsidiaries for the respective periods indicated in accordance with GAAP, subject to the exceptions set forth on Schedule 3.7(a) with respect to Employers Financial Statements as of, and for the interim period ended on June 30, 2008.

(b) Statutory Financial Statements. The Annual Statements and Quarterly Statements of Employers Security Insurance Company, as filed or to be filed with the applicable Insurance Regulator for the years ended December 31, 2007, December 31, 2006 and December 31, 2005, or such shorter period as may have been required (the “Employers Annual Statutory Statements”), and for the quarter ended March 31, 2008 (the “Employers Quarterly Statutory Statements”), respectively, together with all exhibits and schedules thereto (all Employers Statutory Statements and all Employers Quarterly Statutory Statements, together with all exhibits and schedules thereto, referred to in this Section 3.7(b) are hereinafter referred to as the “Employers Statutory Financial Statements”), have been prepared in accordance with State Statutory Accounting Practices, and such accounting practices have been applied on a basis consistent with such State Statutory Accounting Practices throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Employers Statutory Financial Statements present fairly in all material respects the financial position and the results of operations for Employers Insurance as of the dates and for the periods therein in accordance with applicable State Statutory Accounting Practices. The financial statements contained in the Employers Annual Statutory Statements have been audited by London Witte Group, the independent auditors of Employers, and Employers has made available to Eastern true and complete copies of all audit opinions related thereto. Employers has delivered to

Eastern true and complete copies of the Employers Annual Statutory Statements and the Employers Quarterly Statutory Statements. No deficiencies have been asserted by any Insurance Regulator with respect to such Employers Statutory Financial Statements.

(c) Absence of Undisclosed Liabilities. Except as set forth in Schedule 3.7(c), Employers and the Employers Subsidiaries do not have any liabilities or obligations, contingent or otherwise, except (i) liabilities and obligations in the respective amounts reflected on or reserved against in the Employers Financial Statements, (ii) liabilities and obligations not required by GAAP or State Statutory Accounting Practices to be reflected in the Employers Financial Statements or in the notes thereto, and (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since that date which are not prohibited by this Agreement.

(d) Absence of Certain Changes. Except as set forth in Schedule 3.7(d), since December 31, 2007, (i) there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Effect, and (ii) Employers and the Employers Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practice.

(e) Regulatory Reports. Since January 1, 2005, Employers (i) has filed or submitted with all applicable Insurance Regulators the Holding Company Act Reports, (ii) has filed all other reports and statements, together with all amendments and supplements thereto, required to be filed with any Insurance Regulator under the Insurance Laws, and (iii) have paid all fees and assessments due and payable by them under the Insurance Laws. Schedule 3.7(e) sets forth a list of, and Employers has made available to Eastern, accurate and complete copies of, Holding Company Act Reports and all other reports and statements filed by Employers or any of the Employers Subsidiaries with any Insurance Regulator for periods ending and events occurring, after January 1, 2005 and prior to the Closing Date, and the latest requests for approval of a rate increase in each state or other jurisdiction that Employers writes insurance. All Holding Company Act Reports and other reports and statements were prepared in good faith and complied in all material respects with the Insurance Laws when filed and, as of their respective dates, contained all information required under the Insurance Laws and did not contain any false statements or material misstatements of fact or omit to state any material facts necessary to make the statements set forth therein not materially misleading in light of the circumstances under which such statements were made. No deficiencies have been asserted by any Insurance Regulator with respect to Holding Company Act Reports and other reports and statements.

(f) Investigations. Except for normal examinations conducted by a Governmental Body in the regular course of the business of Employers and its Subsidiaries, and except as set forth in Schedule 3.7(f), no Governmental Body has initiated any proceeding or investigation into the business or operations of Employers, any Employers Subsidiary, or any director or officer of Employers or any Employers Subsidiary, since January 1, 2005. There is no unresolved violation, criticism, or exception by any Governmental Body with respect to any examinations of Employers or any of its Subsidiaries.

(g) Examinations. Schedule 3.7(g) lists all financial examinations that any Insurance Regulator has conducted with respect to Employers since January 1, 2005. Employers has made available to Eastern correct and complete reports issued by the applicable Insurance Regulator with respect to such financial examinations. There are no regulatory examinations of Employers or of Employers Insurance currently in process.

(h) Form A Notices. Neither Employers nor any Employers Subsidiary has received from any Person any Notice on Form A or such other form as may be prescribed under Applicable Law indicating that such Person intends to make or has made a tender offer for or a request or invitation for tenders of, or intends to enter into or has entered into any agreement to exchange securities for, or intends to acquire or has acquired (in the open market or otherwise), any voting security of Employers, if after the consummation thereof such Person would directly or indirectly be in control of Employers.

(i) Internal Controls. Employers and each Employers Subsidiary maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls over financial reporting to provide reasonable assurance that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Employers and to maintain accountability for the consolidated assets of Employers; (iii) access to assets is permitted only in accordance with management’s authorization; (iv) the reporting of assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

3.8 Litigation. Except as set forth in Schedule 3.8 and except for insurance claims litigation (other than bad faith claims) arising in the ordinary course of business for which reserves have been established, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any Governmental Body or before any arbitrator) pending or, to the Knowledge of Employers, threatened against or affecting Employers, any of the Employers Subsidiaries, or any director, officer, manager or member of Employers or any of the Employers Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Body or arbitrator outstanding against Employers or any of the Employers Subsidiaries.

3.9 Tax Matters. Except as set forth on Schedule 3.9:

(a) Tax Returns. Employers and each member of the Acquired Group has timely filed all Tax Returns that such Person is or was required to file pursuant to all applicable Legal Requirements. All such Tax Returns were and are true, complete and correct. No claim has been made by a Governmental Body in any jurisdiction where any member of the Acquired Group does not file Tax Returns to the effect that such member is or may be subject to taxation by that jurisdiction, and to the Knowledge of each member of the Acquired Group, no reasonable basis exists for such a claim to be made against any member of the Acquired Group as to any prior period. No member of the Acquired Group has requested any extension of time within which to file any Tax Return, which Tax Return has not since been timely filed, and no member of the Acquired Group has executed any outstanding waivers or comparable consents regarding the application of a statute of limitations with respect to any Taxes or Tax Returns.

(b) Taxes. Employers and each member of the Acquired Group has, within the time and in the manner prescribed by Applicable Law, paid all Taxes that are or were due and payable by such Person. To the Knowledge of Employers, no deficiency for any Tax has been proposed, asserted or assessed against Employers or any member of the Acquired Group that has not been resolved and paid in full. To the Knowledge of Employers, no facts exist that would be reasonably likely to result in the assessment of any Liability for Taxes against Employers or any member of the Acquired Group for any prior periods for which Tax Returns were or should have been filed.

(c) Tax Reserves. All Taxes not yet due and payable by, or with respect to the income, assets, properties, activities or operations of, the Employers Companies, (i) as of the Employers Interim Balance Sheet Date, did not exceed the reserve for Tax liabilities (excluding deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets comprising a portion of the Employers Interim Financial Statements (rather than in any notes thereto) and (ii) as of the Closing Balance Sheet Date, do not exceed that reserve or Tax liabilities (excluding deferred Taxes established to reflect timing differences between book and Tax income) set forth in the Closing Balance Sheet, in accordance with the past custom and practice in filing Tax Returns relating to such Taxes.

(d) Audit, Administrative and Court Proceedings. No audits or other Proceedings by any Governmental Body are presently pending, or, to the Knowledge of Employers, threatened, with regard to any Taxes or Tax Returns of any member of the Acquired Group. During the five (5) year period immediately preceding the date hereof, there has been no audit or other Proceedings by any Governmental Body commenced against any member of the Acquired Group.

(e) Withholding Taxes. Each member of the Acquired Group has complied in all respects with the provisions of the Code and all other applicable Legal Requirements relating to information reporting and returns and the payment and withholding of Taxes, including, without limitation, the withholding and reporting requirements under Sections 1441 and 1464, 3401 through 3406 and 6041 through 6060 of the Code, as well as similar provisions under any other Legal Requirements, and has, within the time and in the manner prescribed by applicable Legal Requirements, withheld and paid over to the proper Governmental Body all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, stockholder, or other third party.

(f) Tax Liens; Liability For Taxes. There are no Tax liens or Encumbrances for Taxes upon any of the assets of any member of the Acquired Group, and as of the end of the day on the Closing Date there will be no Tax liens or Encumbrances for Taxes upon any of the assets of any member of the Acquired Group. There is not and, as of the end of the Closing Balance Sheet Date there will not be, any Liability for Taxes arising out of or attributable to any member of the Acquired Group for which Eastern will at any time have any Liability for payment, except for Taxes that remain unpaid as of the Closing Balance Sheet Date that were included as an expense or liability in the determination of the Closing Consolidated Shareholders’ Equity.

(g) Tax Accounting. No member of the Acquired Group shall be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) Closing Agreement (as defined in Section 3.9(k) below) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) any “subpart F” income arising from income, investments, receipts or transactions occurring on or before the Closing Date.

(h) Listed Transactions. No member of the Acquired Group has engaged in any transaction that is a “listed transaction” or “reportable transaction” as those terms are defined in the Treasury Regulations or other authoritative pronouncement published by the IRS.

(i) Tax Sharing Agreements. As of the date hereof and as of the end of the day on the Closing Date, no member of the Acquired Group is or will be a party to or bound by, or have any obligation under, any agreement relating to the assumption, allocation or sharing of Taxes or have any Liability for the Taxes of any Person other than such Person, as a transferee, successor or otherwise (including any Liability under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law).

(j) United States Real Property Holding Company. No member of the Acquired Group is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Tax is required to be withheld pursuant to §1445 of the Code as a result of any of the transfers contemplated by this Agreement.

(k) Availability of Tax Returns. Prior to the Closing Date, Employers and each Employers Subsidiary will make available to Eastern complete and accurate copies of (i) all Tax Returns for open years, and any amendments thereto, filed by or on behalf of each member of the Acquired Group, (ii) all audit reports or written proposed adjustments (whether formal or informal) received from any Governmental Body relating to any Tax Return filed by or on behalf of any member of the Acquired Group, and (iii) any Tax Ruling or request for a Tax Ruling applicable to any member of the Acquired Group and Closing Agreements entered into by any member of the Acquired Group. As used in this Agreement, “Tax Ruling” shall mean any written ruling of (or other written guidance from) a Governmental Body relating to Taxes; and a “Closing Agreement” shall mean a written and legally binding agreement with a Governmental Body relating to Taxes.

3.10 Title to Property. Except as set forth in Schedule 3.10, Employers and the Employers Subsidiaries (a) have good and valid title to all of their respective properties, assets and other rights that do not constitute real property, free and clear of all Encumbrances, and (b) own, have valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, their respective business except where the failure to own such assets or have such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect; provided, however, that the representations and warranties regarding title to or ownership of Intellectual Property are limited to the representations and warranties in Section 3.17.

3.11 Compliance with Applicable Law.

(a) Employers and the Employers Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to, and have complied in all material respects with, and are not in default in any material respect under any, and have maintained and conducted their respective businesses in all material respects in compliance with, all applicable laws, statutes, orders, rules, regulations, policies and/or guidelines.

(b) Neither Employers nor any Employers Subsidiary is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of any Governmental Body that: (i) limits the ability of Employers or any Employers Subsidiary to conduct any line of business, (ii) requires any investment of any Employers Subsidiary to be treated as a non-admitted asset, (iii) in any manner imposes any requirements on any Employers Subsidiary in respect of risk based capital requirements that add to or otherwise modify the risk based capital requirements imposed under the Insurance Laws, (iv) in any manner relates to the ability of Employers or any Employers Subsidiary to pay or declare dividends or distributions, or (v) restricts in any material respect the conduct of the business, underwriting policies or management of Employers or any Employers Subsidiary (each, whether or not set forth in an Employers Disclosure Schedule, an “Employers Regulatory Agreement”), nor has Employers or any of its Subsidiaries been advised by any Governmental Body that it is considering issuing or requesting any such Employers Regulatory Agreement. Neither Employers nor any Employers Subsidiary, directly or indirectly, engages in any activity prohibited by applicable law.

(c) Except as set forth in Schedule 3.11(c), there is no pending or, to the Knowledge of Employers, threatened charge by any Governmental Body that Employers or any Employers Subsidiary has violated any Applicable Law (including any Insurance Laws), nor any pending or, to the Knowledge of Employers, threatened investigation by any Governmental Body with respect to possible violations of any Applicable Laws.

(d) Except as set forth in Schedule 3.11(d), there are no contracts (other than contracts relating to employment), real estate leases, loans, guarantees or other arrangements or transactions of any nature between Employers or any Employers Subsidiary, on the one hand, and, any director or executive officer (or equivalent thereof) of Employers or any Employers Subsidiary, on the other hand.

(e) Since January 1, 2006, none of Employers, the Employers Subsidiaries, any of their respective current directors, officers or managers, and, to the Knowledge of Employers, any of their respective former directors, officers, managers or current or former employees, agents or representatives have: (i) used any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) used any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entries on the books and records of Employers or any Employers Subsidiary, (vi) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (vi) made any material favor or gift which is not deductible for federal income tax purposes.

3.12 Insurance Matters.

(a) Except as set forth in Schedule 3.12(a), all policies, binders, slips, certificates and other agreements of insurance in effect as of the date hereof (including all applications, endorsements, supplements, endorsements, riders and ancillary agreements in connection therewith) issued by Employers, and any and all marketing materials, agents agreements, brokers agreements, service contracts, and managing general agent agreements to which Employers or any Employers Subsidiary is a party, are, to the extent required under Applicable Law, on forms approved by the Insurance Regulators or have been filed with and not objected to by such Insurance Regulators within the period provided for objection, and all of such forms comply with the Insurance Laws in all material respects. As to premium rates established by Employers which are required to be filed with or approved by any Insurance Regulators, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Insurance Laws. Schedule 3.12(a) sets forth all increases in premium rates submitted by the Employers which have been disapproved by any Insurance Regulators since January 1, 2004. Schedule 3.12(a) lists all correspondence or communications from any Insurance Regulator received by Employers or any Employers Subsidiary after January 1, 2004, that requests or suggests that its premium rates, if applicable should be reduced below the current approved premium levels.

(b) Except as set forth in Schedule 3.12(b), Employers has not issued any deductible or participating policies or any retrospectively rated policies of insurance.

(c) All reinsurance treaties or agreements, including retrocessional agreements, to which Employers is a party or under which Employers has any existing rights, obligations or liabilities are listed on Schedule 3.12(c) (the “Employers Reinsurance Treaties”). Employers has provided Eastern with correct and complete copies of all such Employers Reinsurance Treaties and all such Employers Reinsurance Treaties are in full force and effect, and the consummation of the transactions contemplated by this Agreement will not result in the termination of any Employers Reinsurance Treaties. The amount set forth on Employers Balance Sheet for loss and loss adjustment expenses (the “Employers Reserves”) at each of December 31, 2007, December 31, 2006 and December 31, 2005, as reflected in the Employers Statutory Financial Statements, are stated net of reinsurance ceded amounts. The Employers Statutory Financial Statements accurately reflect the extent to which, pursuant to Insurance Laws, Employers is entitled to take credit for reinsurance under the Employers Reinsurance Treaties. Employers has reasonably concluded that all reinsurance recoverable amounts reflected in said balance sheets are collectible, and Employers is unaware of any material adverse change in the financial condition of Employers’ reinsurers that might raise concern regarding their ability to honor their reinsurance commitments. No party to any of the Employers Reinsurance Treaties has given notice to Employers or any Employers Subsidiary that such party intends to terminate or cancel any of the Employers Reinsurance Treaties as a result of or following consummation of the transactions contemplated by this Agreement. Each Employers Reinsurance Treaty is valid and binding on each party thereto, and none of Employers or any Employers Subsidiary, and, to the Knowledge of Employers, any other party thereto, is in default in any material respect with respect to any such reinsurance agreement or treaty. No Employers Reinsurance Treaty contains any provision providing that the other party thereto may terminate the same by reason of the transactions contemplated by this Agreement, or contains any other provision which would be altered or otherwise become applicable by reason of such transactions. Since January 1, 2008, no Employers Reinsurance Treaty has been canceled and there has not been any change in the retention level under any of such reinsurance agreements or treaties.

(d) Schedule 3.12(d) lists each actuary, independent or otherwise, that has reviewed, on behalf of Employers, the reserves for losses and loss adjustment expenses of Employers and its premium rates for liability insurance in each of the years commencing after December 31, 2004 (collectively the “Employers Actuaries” and separately a “Employers Actuary”). Schedule 3.12(d) lists each and every actuarial report, and all attachments, supplements, addenda and modifications thereto prepared for or on behalf of Employers by the Employers Actuaries, or delivered by the Employers Actuaries to Employers, since December 31, 2003, in which an Employers Actuary has (i) either expressed an opinion on the adequacy of such reserves for losses and loss adjustment expense reserves or made recommendations as to either the amount of reserves for losses and loss adjustment expense that should be maintained by Employers, or (ii) expressed an opinion as to the adequacy of such premiums or made a recommendation as to the premiums that should be charged by Employers for insurance (collectively, the “Employers Actuarial Analyses”). To the Knowledge of Employers the information and data furnished by Employers or any Employers Subsidiary to the Employers Actuaries in connection with the Employers Actuarial Analyses were accurate in all material respects. To the Knowledge of Employers, each Employers Actuarial Analysis was based upon an accurate inventory of policies in force for Employers at the relevant time of preparation Employers has no Knowledge that any Employers Actuarial Analysis was not prepared using appropriate modeling procedures accurately applied and in conformity with generally accepted actuarial principles consistently applied, or that the projections contained therein were not properly prepared in accordance with the assumptions stated therein. Employers has made available to Eastern a true and correct copy of each of the Employers Actuarial Analyses.

3.13 Investments.

(a) The Employers Statutory Financial Statements set forth a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the “Employers Investments”) owned by Employers as of December 31, 2007, together with the cost basis, book or amortized value, as the case may be, as of December 31, 2007, and the changes in the Employers Investments from January 1, 2008 through March 31, 2008. All transactions in Employers Investments by Employers from December 31, 2007, to the date hereof have complied in all material respects with the investment policy of Employers. Employers does not hold any material amount of investment securities.

(b) Except as set forth in the Employers Statutory Financial Statements, Employers has good and marketable title to the Employers Investments listed in the Employers Statutory Financial Statements or acquired in the ordinary course of business since December 31,

2007, other than with respect to those Employers Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms since such date and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

(c) A complete list of all investments owned, directly or indirectly, by Employers as of December 31, 2007, that are in default, in bankruptcy, are nonperforming, restructured, or foreclosed, or which are included on any “watch list” or which consist of, or are collateralized by, sub-prime mortgage loans are set forth in Schedule 3.13(c), and there have been no changes since that date that would have or be reasonably likely to result in a Material Adverse Effect.

(d) Except as set forth in the Employers Statutory Financial Statements, there are no Encumbrances on any of the Employers Investments, other than special deposits reflected in the Employers Statutory Financial Statements.

3.14 Brokers. No person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Employers in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Employers.

3.15 Employee Benefit Plans; ERISA.

(a) Schedule 3.15(a) sets forth a list which is complete and accurate in all material respects, of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, equity-based award, severance or termination pay, hospitalization or other medical, accident, disability, life or other insurance, supplemental unemployment benefits, fringe and other welfare benefit, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, that is sponsored, maintained or contributed to or required to be contributed to by Employers or the Employers Subsidiaries or by any trade or business, whether or not incorporated, that together with Employers, would or would have been at any date of determination occurring within the preceding five years, deemed a “single employer” within the meaning of Section 4001 of ERISA, or considered as being members of a controlled group of corporations, under common control, or members of an affiliated service group within the meaning of Subsections 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA, in each case for the benefit of any employee or terminated employee of Employers or any of the Employers Subsidiaries (each a “Plan” and collectively the “Employers Plans”).

(b) With respect to each Plan listed in Schedule 3.15(a), to the extent applicable, Employers has heretofore made available, or has caused to be made available, to Eastern true and complete copies of the following documents:

(i) a copy of each written Plan;

(ii) a copy of the most recent annual report on Form 5500 and actuarial report, if required under ERISA;

(iii) a copy of the most recent summary plan description required under ERISA with respect thereto;

(iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement and the latest financial statements thereof; and

(v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

(c) Each Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred with respect to such Plan since the date of such determination letter that could reasonably be expected to result in a Material Adverse Effect.

(d) No material liability under Title IV of ERISA has been incurred by Employers or any ERISA Affiliate that has not been satisfied in full, and to the Knowledge of Employers, no condition exists that presents a material risk to Employers or any ERISA Affiliate of incurring a material liability under Title IV of ERISA.

(e) No Plan or any trust established thereunder that is subject to Section 302 of ERISA and Section 412 of the Code has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Plan ended prior to the Closing Date. All contributions required to be made with respect thereto (whether pursuant to the terms of any Plan or otherwise) on or prior to the Closing Date have been timely made.

(f) Neither Employers, nor any ERISA Affiliate, has engaged in a transaction in connection with which Employers or the ERISA Affiliate could be subject to penalties under the excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.15, have or be reasonably likely to result in a Material Adverse Effect.

(g) Each Plan has been operated and administered in all material respects in accordance with its terms and Applicable Law, including ERISA and the Code, except where such noncompliance, individually, or taken together with any amounts arising as a result of noncompliance with any of the other paragraphs of this Section 3.15, would not have or be reasonably likely to result in a Material Adverse Effect.

(h) Except as set forth in Schedule 3.15(h), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee, director or officer of Employers or any of the Employers Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(i) There are no pending or, to the Knowledge of Employers, threatened or anticipated actions, suits or claims by or on behalf of any Plan, by any employee or beneficiary covered under any Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(j) No Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service other than (i) coverage mandated by Applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of Employers, or (iv) benefits, the full cost of which is borne by the current or former employee (or his or her beneficiary).

3.16 Labor Relations; Employees. None of the employees of Employers or any of the Employers Subsidiaries are represented by any labor organization and no union claims to represent these employees have been made. There have been no union organizing activities with respect to employees of Employers or any of the Employers Subsidiaries within the past five years. Neither Employers nor any of the Employers Subsidiaries is or has been engaged in any unfair labor practices as defined in the National Labor Relations Act or similar Applicable Law nor is there pending any unfair labor practice charge.

3.17 Intellectual Property Rights.

(a) Employers and the Employers Subsidiaries own, free of Encumbrances, or have a valid and binding license to use, all Intellectual Property material to the conduct of the business of Employers or any Employers Subsidiary.

(b) Neither Employers nor any of the Employers Subsidiaries is in default (or with the giving of notice or lapse of time or both, would be in default) under any license to use any Intellectual Property material to the conduct of the business of Employers or any Employers Subsidiary. To the Knowledge of Employers, (i) all Intellectual Property material to the conduct of the businesses of Employers or any of the Employers Subsidiaries and owned by Employers or such Employers Subsidiary is not being infringed by any third party, and (ii) neither Employers nor any of the Employers Subsidiaries is infringing any Intellectual Property of any third party.

(c) There is no pending or, to the Knowledge of Employers, threatened significant claim or dispute regarding the ownership of, or use by, Employers or any Employers Subsidiary of any Intellectual Property, and consummation of the transactions contemplated hereby will not result in the loss of use of any Intellectual Property material to the business of Employers or any of the Employers Subsidiaries.

(d) For purposes of this Agreement, “Intellectual Property” means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, copyrights and copyright rights and other proprietary intellectual property rights and all pending applications for and registrations of any of the foregoing, and computer and network software programs and trade secrets and trade secret rights.

3.18 Contracts.

(a) Schedule 3.18 sets forth a list of each contract (collectively, the “Employers Contracts”) to which Employers or any of the Employers Subsidiaries is a party or by which it is bound, other than any contract which by its terms is terminable by Employers on not more than sixty (60) days’ notice without material liability, which:

(i) is an agreement with any insurance agent, broker or producer;

(ii) contains obligations on the part of Employers or any Employers Subsidiary in excess of $25,000 or is otherwise material to the current business of Employers or any Employers Subsidiary taken as a whole;

(iii) contains covenants limiting the freedom of Employers or any of the Employers Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of Employers or any of the Employers Subsidiaries to acquire equity securities of any person or entity; or

(iv) is an employment or severance contract applicable to any employee of Employers or any of the Employers Subsidiaries, including contracts to employ executive officers and other contracts with officers or directors of Employers or any of the Employers Subsidiaries.

(b) With respect to each of the Employers Contracts:

(i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon Employers and, to the Knowledge of Employers, each other party thereto and is in full force and effect;

(ii) there is no material default or claim of material default thereunder by Employers, or the Knowledge of Employers, by any other party thereto, and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder by Employers, or to the Knowledge of Employers, by any other party thereto, or would permit material modification, acceleration or termination thereof; and

(iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on Employers or any of the Employers Subsidiaries.

3.19 Environmental Laws and Regulations.

(a) Employers and the Employers Subsidiaries and their respective properties and operations are in compliance with all applicable laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), which compliance includes, but is not limited to, the possession by Employers and the Employers Subsidiaries of all permits and other authorizations of any Governmental Body required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for non-compliance which, individually or in the aggregate, has not had, and is not reasonably likely to result in, a Material Adverse Effect.

(b) Employers has not received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any Person asserting personal injury, property damages or the obligation of Employers or any of the Employers Subsidiaries to conduct investigations or clean-up activities under any Environmental Laws or alleging liability under or non-compliance with any Environmental Laws (collectively, “Environmental Claims”) which, individually or in the aggregate, has had, or is reasonably likely to result in, a Material Adverse Effect.

(c) There are no facts, circumstances or conditions in connection with the operation of its business or any current or formerly owned properties that have led to or are reasonably likely to lead to any Environmental Claims or impositions of any institutional or engineering controls or restrictions on the use or development of properties in the future which, individually or in the aggregate, has had, or is reasonably likely to result in, a Material Adverse Effect.

3.20 Insurance Coverage. Excluding the products and services provided by Employers Insurance, Schedule 3.20 contains a description of each insurance policy maintained by Employers or any Employers Subsidiary underwritten by a nonaffiliated insurance carrier with respect to its properties, assets and businesses setting forth the type of coverage, the annual premiums, deductibles and coverage amounts therefor and an indication whether such policy is on a “claims made” or “occurrence” basis, and each such policy is in full force and effect as of the Closing Date. To the Knowledge of Employers, the insurance policies set forth on Schedule 3.20 are customary and reasonable in scope and amount of coverage for businesses of similar size that are engaged in the same line of business as Employers. No Employers Company is in default with respect to its obligations under any insurance policy maintained by it, and, since December 31, 2005, no Employers Company has been denied insurance coverage. Excluding products and services provided by Employers Insurance, and except as set forth on Schedule 3.20, no Employers Company has any self-insurance or co-insurance program. Schedule 3.20 sets forth all insurance policies underwritten by nonaffiliated carriers canceled in the past three (3) years and loss and claims information with respect to each such policy over the past three (3) years. No issuer of any insurance policy to Employers has issued a reservation-of-rights letter, or entered into a nonwaiver agreement, or otherwise denied or limited coverage (in whole or in part), under any insurance policy issued to Employers, or any Employers Subsidiary and no declaratory judgment has been sought by any Person or entered by any court of competent jurisdiction that denies or limits coverage (in whole or in part) under any insurance policy to Employers or any Employers Subsidiary.

3.21 No Investment Company. Neither Employers nor any Employers Subsidiary is an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

3.22 Accuracy of Information Supplied. All of the representations and warranties made by Employers in this Agreement, taken together and with the Employers Disclosure Schedules, do not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements set forth in such representations and warranties, in light of the circumstances in which such statements were made, not misleading; provided, however, that this representation shall not be deemed to modify in any way any other representation or warranty that is qualified to the Knowledge of Employers. The copies of documents, if any, attached to the Employers Disclosure Schedules are accurate and complete in all material respects.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF EASTERN

4.1 Organization. Eastern is a Pennsylvania corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, and has all requisite corporate power and authority and all governmental approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Eastern is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.

4.2 Authority Relative to this Agreement. Eastern has the corporate power and the authority to enter into this Agreement and to carry out its obligations hereunder, and Eastern has the authority, assuming the receipt of all approvals from any Governmental Body to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Eastern and the consummation by Eastern of the transactions contemplated hereby have been duly authorized by Eastern’s Board of Directors, and no other corporate proceedings on the part of Eastern is necessary to authorize this Agreement and the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by Eastern and (assuming this Agreement constitutes a valid and binding obligation of Employers) constitutes a valid and binding agreement of Eastern, enforceable against Eastern in accordance with its terms.

4.3 Consents and Approvals; No Violations.

(a) No consent or approval of any other party (other than the approval of any Governmental Body) is required to be obtained by Eastern for the execution, delivery or performance of this Agreement or the performance by Eastern of the transactions contemplated hereby, except where the failure to obtain any such consent or approval would not prevent or delay the consummation of the transactions contemplated by this Agreement, or otherwise prevent Eastern from performing its obligations under this Agreement or, individually or in the aggregate, have or be reasonably likely to result in a Material Adverse Effect.

(b) Neither the execution, delivery or performance of this Agreement by Eastern, nor the consummation by Eastern of the transactions contemplated hereby or thereby, nor compliance by Eastern with any of the provisions hereof or thereof, will:

(i) conflict with or result in any breach of any provisions of Eastern’s articles of incorporation or bylaws;

(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which Eastern is a party or by which it or its properties or assets may be bound;

(iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Eastern or any of its properties or assets;

(iv) result in the creation or imposition of any Encumbrance on any asset of Eastern; or

(v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for Eastern to conduct its business as currently conducted,

except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have or be reasonably likely to result in a Material Adverse Effect.

4.4 Financial Statements. Eastern has previously made available, or will make available, to Employers the Eastern Financials. The Eastern Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by the Eastern Financials, except as noted therein and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Eastern as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis throughout the periods covered by the Eastern Financials, except as noted therein.

4.5 Compliance With Applicable Law.

(a) Eastern and the Eastern Subsidiaries and their employees hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of the businesses of Eastern and the Eastern Subsidiaries as presently conducted under, and have complied in all respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them.

(b) Eastern and each Eastern Subsidiary is in substantial compliance with all of the statutes, regulations or ordinances which each Governmental Body applicable to them enforces, and since December 31, 2006, no Governmental Body has threatened to revoke any license, franchise, permit or governmental authorization that is material to Eastern or any Eastern Subsidiary or required or threatened to require Eastern or any Eastern Subsidiary to enter into a cease and desist order or memorandum of understanding with it, (any such memorandum or order described in this sentence is hereinafter referred to as an “Eastern Regulatory Agreement”). Neither Eastern nor any Eastern Subsidiary is a party to any Eastern Regulatory Agreement.

4.6 Brokers, Finders and Financial Advisors. Neither Eastern nor any Eastern Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement

4.7 Financing. Eastern has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price and related fees and expenses.

ARTICLE V - CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Conduct of Business by Employers Pending the Closing.

(a) From the date hereof until the earlier of the Closing Date or termination of this Agreement, unless Eastern shall otherwise consent in writing, (which consent shall not be unreasonably withheld, conditioned, or delayed), or as otherwise expressly permitted by or provided for in this Agreement, Employers and the Employers Subsidiaries shall (i) conduct their respective businesses in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact their business organizations, goodwill and relationships with third parties (including relationships with policyholders, insureds, agents, underwriters, reinsurers and brokers), and (iii) use commercially reasonable efforts to keep available the services of their current key employees and maintain their current rights and franchises, subject to the terms of this Agreement.

(b) Except as otherwise expressly permitted by or provided for in this Agreement, from the date hereof until the Closing Date, without the prior written consent of Eastern, which will not be unreasonably withheld, conditioned or delayed, neither Employers nor any Employers Subsidiary shall:

(i) Adopt or propose any change in its Constituent Documents;

(ii) Sell any capital stock or accept any contribution of capital;

(iii) Declare, set aside or pay any dividend or other distribution, except to (x) permit Employers to make interest payments on its indebtedness, (y) pay taxes incurred by Employers as a result of the net income of Employers and the Employers Subsidiaries, or (z) meet ordinary operating expenses;

(iv) (x) Merge or consolidate with any other Person, (y) acquire a material amount of the assets or equity of any other Person, or (z) make or commit to make any capital expenditure in excess of $25,000;

(v) Sell, lease, license, subject to an Encumbrance other than a Permitted Encumbrance, or otherwise surrender, relinquish or dispose of (x) any real property owned by Employers or any Employers Subsidiary, or (y) any assets or property, except in the ordinary course of business consistent with past practice or pursuant to existing written contracts or commitments (the terms of which have been disclosed to Eastern prior to the date hereof);

(vi) Enter into or amend any employment agreement or other employment arrangements with any employee of Employers or any Employers Subsidiary other than the Employment Agreement for Mike Michael, and stay-on/severance agreements for Andy Broyles and Janna Zaicheck;

(vii) Change any method of accounting or accounting practice, except for any such required change in GAAP or applicable State Statutory Accounting Practices as agreed to by Employers’ independent auditors;

(viii) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), in each case, other than (x) settlement of policy claims or other payments, discharges, settlements or satisfactions in the ordinary course of business consistent with past practice, (y) settlements of litigation (other than claims litigation for which a commensurate reserve has been established on the Employers Financial Statements) that individually do not exceed $10,000 or, in the aggregate, $25,000, or (z) payment of indebtedness, debt securities, guarantees, loans, advances and capital contributions made in the ordinary course of business consistent with past practices;

(ix) Other than in the ordinary course of business consistent with past practice, (v) make or rescind any material express or deemed election relating to Taxes, (w) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, which, individually or in the aggregate, exceeds $10,000, (x) make a request for a written ruling of a taxing authority relating to Taxes, other than any request for a determination concerning the qualified status of any Employers Plan intended to be qualified under Code Section 401(a), (y) enter into a written and legally binding agreement with a taxing authority relating to Taxes, or (z) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the taxable year ended December 31, 2007;

(x) Other than in the ordinary course of business consistent with past practice, modify or amend in any material respect or terminate any Employers Contract or enter into any new agreement which would have been considered a Employers Contract if it were entered into at or prior to the date hereof;

(xi) Permit Employers or any Employers Subsidiary to forfeit, abandon, modify, waive, terminate or otherwise change any of its insurance licenses, except (x) as may be required in order to comply with Applicable Law, or (y) such modifications or waivers of insurance licenses as would not, individually or in the aggregate, restrict the business or operations of Employers in any material respect;

(xii) Take any actions or omit to take any actions that would cause any of its representations and warranties herein to become untrue in any material respect or that would cause or reasonably be expected to cause a Material Adverse Effect;

(xiii) Terminate, cancel or amend any insurance coverage maintained by them with respect to any material assets or potential liability which is not replaced by a comparable amount of insurance coverage;

(xiv) Make any material change in its underwriting, claims management, agency management, pricing, reserving practices or reinsurance program;

(xv) Change in any manner the compensation of the employees of Employers or the Employers Subsidiaries, or pay any bonus or incentive compensation to such employees other than in the ordinary course of business consistent with past practice;

(xvi) Pay any pension or retirement allowance not required by any existing plan or agreement to any of its employees or become a party to, amend (except as may be required by law) or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee or accelerate the vesting of any stock options or other stock-based compensation;

(xvii) Other than in accordance with its current investment guidelines, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, materially change the manner in which such portfolio is classified or reported or that makes any sale of an investment security that results a gain in excess of $25,000;

(xviii) Offer or sell insurance or reinsurance of any line or class of business in any jurisdiction other than such lines and classes of insurance and reinsurance that it offers and sells on the date of this Agreement and other than in those jurisdictions where it offers and sells such lines or classes of insurance and reinsurance on the date of this Agreement; and

(xix) Agree or commit to do any of the foregoing.

(c) From the date hereof until earlier of the Closing Date or termination of this Agreement, Employers shall permit Eastern’s senior officers upon request and at reasonable intervals, to meet with the controller of Employers and officers of Employers responsible for the financial statements, the internal controls, and disclosure controls and procedures of Employers to discuss such matters as Eastern may deem reasonably necessary or appropriate for Eastern to satisfy its obligations under sections 302, 404 and 906 of the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

(d) From the date hereof until earlier of the Closing Date or termination of this Agreement, Employers agrees upon request and at reasonable intervals to consult with Eastern with respect to all material aspects of Employers’ business, including without limitation, (i) quarterly results, (ii) reserve policies and practices (including levels of reserves) with respect to losses and loss adjustment expenses of the Employers Subsidiaries, and (iii) litigation against Employers and the Employers Subsidiaries. Eastern and Employers shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby.

5.2 Access and Information.

(a) From the date hereof until earlier of the Closing Date or termination of this Agreement, Employers shall, upon request and at reasonable intervals afford Eastern and its financial advisors, legal counsel, accountants, actuaries, consultants and other authorized representatives access during normal business hours throughout the period prior to the Closing Date to all of its books, records, properties and personnel and, during such period, Employers shall furnish as promptly as practicable to Eastern all information as Eastern reasonably may request; provided no investigation pursuant to this Section 5.2 shall affect any representations or warranties made herein or the conditions to the obligations of the parties to consummate the contemplated transactions. Employers and Eastern agree to schedule and convene meetings of officers, producers and employees at reasonable intervals to discuss Employers and Eastern business developments, status of efforts related to the Closing and other matters of mutual interest.

(b) Eastern agrees that all information received by Eastern from the Acquired Group in connection with this Agreement or the Merger will not be used other than for the purposes germane to this Agreement and the Merger, and that except as required by Applicable Law such information will be kept confidential by Eastern and its representatives; provided, however, that (i) any such information may be disclosed to Eastern’s representatives to the extent such representatives need to know such information in connection with the Merger (it being understood that such representatives shall be informed by Eastern of the confidential nature of the information and that Eastern shall take reasonable steps to assure that such representatives do not further disclose such information and otherwise maintain the confidentiality of such information), and (ii) any other disclosure of such information may be made if Employers has, in advance, specifically consented in writing to such disclosure. Eastern will make all reasonable, necessary and appropriate efforts to safeguard disclosure of information to anyone other than as permitted hereby. The provisions of this Section 5.2(b) shall be inoperative as to information, or particular portions of the information that (i) is or becomes generally available to the public other than as a result of a disclosure by Eastern or its representatives, (ii) was available to Eastern on a non-confidential basis prior to its disclosure to Eastern by Employers or Employers’ representatives, (iii) becomes available to Eastern on a non-confidential basis from a source other than Employers or Employers’ representatives, provided that such source is not bound by a confidentiality agreement with Employers or Employers’ representatives or otherwise prohibited from transmitting the information to Eastern by a contractual, legal or fiduciary obligation, or (iv) Eastern or any of its representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process or otherwise required by Applicable Law or by an order of any Governmental Body) to disclose such information. In the event such as request is made of Eastern or its current representatives, Employers shall notify Employers, which may, at its election, seek an appropriate protective order.

5.3 Acquisition Proposals. Employers shall not authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor or representative of, Employers to, directly or indirectly, (a) solicit, initiate or encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. The term “Acquisition Proposal” as used herein means any proposal for a merger, consolidation or other business combination involving Employers, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, Employers, any proposal or offer with respect to any recapitalization or restructuring of Employers, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Employers, other than the transactions contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, Employers will cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal. The board of directors of Employers shall not (a) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Eastern, the approval or recommendation by such board of directors of this Agreement, (b) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (c) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding anything in this Agreement to the contrary, Employers shall as promptly as practicable advise Eastern orally and in writing of the Employer’s receipt by it after the date hereof of any Acquisition Proposal, or any inquiry which could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. Employers will keep Eastern fully informed of the status and details of any such Acquisition Proposal.

5.4 Filings; Cooperation; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, Employers and Eastern shall: (a) make all filings and submissions required by any Governmental Body, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (b) use reasonable best efforts to cooperate with each other in (i) determining which filings are required to be made prior to the Closing Date, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Closing Date from Government Bodies, in connection with the execution and delivery of this Agreement and related agreements and the consummation of the transactions contemplated hereby and thereby, and (ii) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. Notwithstanding the foregoing, subject to the terms and conditions herein provided, within 30 days after the date hereof, Eastern, shall make, in consultation with and with the assistance of Employers all filings required by the insurance regulatory authorities in Pennsylvania, Indiana and any other relevant jurisdiction, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby. In connection with the foregoing, Employers will provide Eastern, and Eastern will provide Employers, with copies of material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this Agreement or related agreements and the transactions contemplated hereby or thereby.

5.5 Public Announcements; Public Disclosures; Privacy Laws.

(a) Until the Closing Date, Eastern and Employers agree that they will not issue any press release or otherwise make any public statement, make any public filing or any submission to any rating agency or respond to any press inquiry in each case with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party, except as may be required by Applicable Law or by obligations pursuant to Eastern’s listing agreement with NASDAQ.

(b) Each of Eastern and Employers will use its reasonable best efforts to ensure that the consummation of the transactions contemplated by this Agreement and the performance by the parties of their obligations under this Agreement will not result in any breach of (i) any Applicable Law concerning the protection of confidential personal information received from individual policyholders, or (ii) the privacy policies of Employers or Eastern.

5.6 Indemnification Provisions.

(a) Eastern shall indemnify former directors, officers, directors and employees of Employers or Employers Subsidiaries and all other persons who may presently serve or have served at the request of Employers or any Employers Subsidiary as a director, officer, employee, member, fiduciary, trustee or agent of another corporation, partnership, joint venture trust or other enterprise or association (collectively, the “Employers Indemnified Parties”) for all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Closing Date to the extent permitted or required under the articles of incorporation or bylaws of Employers or any Employers Subsidiary or Applicable Law, for a period of not less than six years after the Closing Date.

(b) For a period of six years after the Closing Date, Eastern shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Employers and the Employers Subsidiaries (“D&O Insurance”) with respect to claims arising from facts or events which occurred before the Closing Date, provided that:

(i) Eastern may substitute policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous or provide tail coverage for such persons covered by the D&O Insurance which tail coverage shall provide coverage for a period of six years after the Closing Date for acts taken prior to the Closing Date on terms no less favorable than the terms of such current D&O Insurance coverage; and

(ii) nothing contained herein shall require Eastern to incur any annual premium in excess of 200% of the last annual estimated aggregate premium paid prior to the date of this Agreement for all current D&O Insurance policies maintained by Employers and the Employers Subsidiaries, which Employers estimates to be $24,885 (the “Current Premium”), and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then Eastern shall cause to be maintained policies of insurance which, in Eastern’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium.

(c) If Eastern or any of its Affiliates (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Eastern shall assume all of the obligations set forth in this Section 5.6.

(d) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Employers Indemnified Parties, their heirs, representatives, successors and assigns.

5.7 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable and good faith efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including using reasonable efforts to obtain all necessary waivers, consents and approvals from any Governmental Body and any other third party consents and to effect all necessary registrations and filings. Furthermore, the parties shall use their reasonable best efforts to obtain confirmation from A.M. Best & Company that the inclusion of Employers Insurance in Eastern’s intercompany pooling arrangement will be permitted, such intercompany pooling arrangement will continue to be rated A- and Employers Insurance will be entitled to hold itself out to agents and insureds as rated A- by A.M. Best & Company. In case at any time after the Closing Date any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Eastern and Employers shall use their reasonable and good faith efforts to take all such necessary action.

5.8 Employee Matters.

(a) Employee Benefits. On and after the Closing Date, the employee pension and welfare benefit plans of Eastern and Employers (as well as any other plan of Employers providing for benefits not subject to ERISA) may, at Eastern’s election and subject to the requirements of the Code, continue to be maintained separately, or be consolidated, frozen or terminated. In connection with implementation of the foregoing, the following provisions and guidelines shall apply:

(i) Eastern Employee Stock Ownership Plan (“Eastern ESOP”). Employees of Employers and Employers Subsidiaries who become employees of Eastern or an Eastern Subsidiary shall become entitled to participate in the Eastern ESOP in accordance with its terms. Employees of Employers and Employers Subsidiaries will receive credit for all service with Employers and Employers Subsidiaries for purposes of eligibility to participate (but not vesting) under the Eastern ESOP. Eligible employees of Employers and Employers Subsidiaries will commence participation in the Eastern ESOP on the applicable January 1, April 1, July 1 or October 1 entry date next following completion of one (1) year of service (as defined in the Eastern ESOP) with either Employers, an Employers Subsidiary or Eastern, an Eastern Subsidiary or any combination thereof.

(ii) Eastern 401(k) Plan (“Eastern 401(k) Plan”). Employees of Employers and Employers Subsidiaries who become employees of Eastern or an Eastern Subsidiary shall become entitled to participate in the Eastern 401(k) Plan in accordance with its terms. Employees of Employers and Employers Subsidiaries will receive credit for all service with Employers and Employers Subsidiaries for purposes of eligibility to participate under the Eastern 401(k) Plan. Eligible employees of Employers and Employers Subsidiaries will commence participation in the Eastern 401(k) Plan on the applicable entry date (as defined in the Eastern 401(k) Plan) next following completion of ninety (90) days of service (as defined in the Eastern 401(k) Plan) with either Employers, an Employers Subsidiary or Eastern, an Eastern Subsidiary or any combination thereof.

(iii) Employers 401(k) Savings Plan (“Employers 401(k) Plan”). After the Closing Date, Eastern shall amend the Employers 401(k) Plan to freeze participation and contributions under such plan. After the Closing Date, Eastern will continue to maintain the individual participant accounts under the Employers 401(k) Plan. Thereafter, Eastern shall have the right, but not the obligation, to combine the Employers 401(k) Plan and the Eastern 401(k) Plan on such terms as it deems appropriate and in accordance with the requirements of ERISA and the Code.

(iv) Welfare Benefit Plans. After the Closing Date, the welfare benefit plans of Eastern and Employers (and their respective subsidiaries) may, at Eastern’s election, be terminated, remain unchanged until the contracts underlying such welfare benefit plans expire or continue to be maintained by Eastern as long as is administratively feasible. Eastern shall take such action with respect to such plans (which may include the implementation of new benefits, reduction or elimination of some benefits, and the adjustment of the respective cost allocation between employer and employee) as it deems appropriate under the circumstances. In the event of any termination of, or consolidation of an Employers welfare plan with, any Eastern welfare plan, all employees of Employers and Employers Subsidiaries who become employees of Eastern or an Eastern Subsidiary and who are eligible for coverage under the Employers welfare plan shall have immediate coverage under any successor welfare plan without the necessity of satisfying a waiting period for coverage of any pre-existing condition and shall become participants in the Eastern welfare benefit plans, subject to the terms and conditions of such plans, including the required cost allocation between employer and employee and co-pays, deductibles and out-of-pocket expenses. Eastern does not provide welfare benefits to retired employees.

(b) No Restriction on Future Amendment. Nothing in this subsection shall be construed as precluding Eastern from amending or terminating any plan, program or arrangement following the Closing Date.

(c) Equity and Incentive Compensation. Employees of Employers or any Employers Subsidiary who are employed by Eastern after the Closing Date will be entitled to participate in equity-based or other long-term incentive programs maintained by Eastern or any Eastern Affiliate to the same extent as similarly situated employees of Eastern or any Eastern Affiliate.

(d) Vacation. From and after the Closing Date, each employee of Employers or any Employers Subsidiary who has been continuously employed by an Eastern Affiliate since the Closing Date shall be entitled to the same number of vacation days as specified under the policies of Eastern as in effect from time to time following the Closing Date.

5.9 Advice of Changes. Eastern and Employers shall give prompt notice to the other parties as soon as practicable after it has actual Knowledge of (i) the occurrence, or failure to occur, of any event which would or would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or incorrect in any material respect at any time from the date of this Agreement to the Closing Date, or (ii) any failure on its or their part, or on the part of any of its or their Affiliates or any of its Subsidiaries’ officers, directors, managers, employees, representatives or agents (other than persons or entities who are such employees, representatives or agents only because they are appointed insurance agents of such parties) to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement. Employers shall update the Employers Disclosure Schedules (the “Closing Date Employers Disclosure Schedules”) to a date that is no earlier than ten (10) business days prior to the Closing Date and no later than seven (7) business days prior to the Closing Date and shall deliver the Closing Date Employers Disclosure Schedules to Eastern not less than three (3) business days prior to the Closing Date.

5.10 Mutual Covenants Regarding Taxes.

(a) Acquired Group Pre-Closing Tax Period Tax Return Proceedings. Eastern or an Affiliate of Eastern shall promptly notify the Shareholder Representative in writing upon receipt by Eastern or any of its Affiliates of, and the Shareholder Representative shall promptly notify Eastern in writing upon receipt by any Employers Shareholder or any of his or their Affiliates of, (i) written notice of any pending or threatened examination, investigation, audit or other Proceeding in respect of any Tax Return of any member of the Acquired Group covering any Pre-Closing Tax Period, or (ii) the issuance by any Governmental Body of a written notice of deficiency, a notice of settlement or reassessment, a proposed adjustment, or the assertion of any claim or demand concerning any Tax Return of any member of the Acquired Group covering any Pre-Closing Tax Period relating to the operations of any member of the Acquired Group on or before the Closing Date. Eastern and its Affiliates shall have the right, at its and/or their sole cost and expense, to control any such examination, investigation, audit or other Proceeding, assertion or determination by any taxing authority or other Governmental Body, initiate any claim for refund or amended return, and contest, resolve and defend against any deficiency, assessment, settlement, reassessment, adjustment, claim or demand concerning any Tax Return of any member of the Acquired Group covering any Pre-Closing Tax Period; provided, however, that with respect to any matters that may adversely affect the Employers Shareholders, Eastern and its Affiliates shall consult with, and consider in good faith, the suggestions of the Shareholder Representative.

(b) Cooperation. After the Closing Date, Eastern and its Affiliates, at its and/or their sole cost and expense, upon the request of the Shareholder Representative, will cooperate fully with the Shareholder Representative and, at any time and from time to time, afford to the other Shareholder Representative, or any representatives of the Shareholder Representative, full and complete access to the books and records of each member of the Acquired Group (including all accounting, financial and Tax records and Tax Returns), and make available, or cause to be made available, to the other party, such qualified personnel, as shall be necessary or desirable to permit Eastern and its Affiliates, and each of the Employers Shareholders and his or their Affiliates, to effectuate the provisions of this Agreement.

5.11 Apportionment of Taxes. For purposes of determining the Employers Shareholders’ obligation to indemnify Eastern and the members of the Acquired Group, for Taxes for any period (or portion thereof) ending before or on the Closing Balance Sheet Date, upon and subject to the terms, conditions and limitations of Article VIII:

(a) the parties shall, to the extent permitted by applicable Legal Requirements, elect with the relevant taxing authority to treat for all purposes the end of the day on the Closing Date as the end of a taxable period of each member of the Acquired Group, such that each member of the Acquired Group files a Tax Return for a period that ends as of the end of the day on the Closing Balance Sheet Date;

(b) in the case of any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”) where applicable Legal Requirements do not permit a member of the Acquired Group to treat the end of the day on the Closing Date as the end of a taxable period, then for purposes of this Agreement, the portion of any Tax that is attributable to the portion of such Straddle Period ending as of end of the day on the Closing Balance Sheet Date shall be:

(i) in the case of income Taxes or Taxes resulting from, or imposed on, sales, premiums, receipts, use, transfers or assignments of property, or wages, withholdings, or other payments, the amount that would be payable for such period determined as if the relevant member of the Acquired Group filed a Tax Return for the portion of the Straddle Period ending as of the end of the day on the Closing Date, based upon an interim closing of the books of the relevant member of the Acquired Group as of the end of the day on the Closing Date; and

(ii) in the case of all other Taxes, an amount equal to the amount of Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

For purposes of clause (i) of this Section 5.11(b)(ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period after the Closing Date based on the relative number of days in the relative portions of the Straddle Period as compared to the number of days in the entire Straddle Period;

(c) Taxes in the form of interest, penalties, additions to Tax or other additional amounts that relate to Taxes for any period (or portion thereof) ending on the Closing Date shall be treated as occurring in a period ending on the Closing Date whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date; and

(d) In the case of any Taxes that are imposed on a taxable period starting after the Closing Date, but upon income, sales, premiums, receipts, use, transfers or assignments of property, wages, withholdings or other payments made in a taxable period ending before the Closing Date or in a Straddle Period, then such Taxes shall be treated as subject to Section 5.11(a) or Section 5.11(b)(ii)(A), as the case may be.

5.12 Approval Covenant. On or prior to August 31, 2008, Employers shall submit for shareholder approval the Agreement at a meeting of shareholders called for such purpose or a written consent for such approval in lieu thereof, together with a recommendation of the board of directors of Employers that shareholders vote in favor of the Agreement.

5.13 Undertakings by Employers. From and after the date of this Agreement Employers shall:

(a) Personnel Information. Deliver to Eastern within ten (10) business days of the date of this Agreement, if not done so heretofore, schedule(s) of all employees, including pertinent information concerning each such employee (other than medical, personal health or workers’ compensation information without the consent of the affected employee) as reasonably requested by Eastern and sorted as reasonably requested by Eastern; such schedule(s) shall be updated as necessary to reflect in a timely manner any deletions or additions. Employers shall make all personnel records available for inspection by Eastern subject to the confidentiality restrictions under Section 5.2(b) and excluding any medical, personal health or workers’ compensation information without the consent of the affected employee;

(b) Personnel Additions and Terminations. Advise and consult with Eastern regarding the termination or resignation, or threatened termination or resignation, of any member of the executive management of Employers or any Employers Subsidiary. If requested by Eastern, advise and consult with Eastern regarding the hiring or termination of any other employee;

(c) Employment Policies. Deliver to Eastern within ten (10) business days of the date of this Agreement, if not done so heretofore, all personnel policy manuals, memoranda and postings, and all employee handbooks or other communications with employees regarding personnel policies and practices; furnish additional information as reasonably requested by Eastern with respect to such policies and practices and any others not covered by any such written materials;

(d) Employment Law Claims. Inform Eastern promptly upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Employers or any Employers Subsidiary under any labor and employment law;

(e) Maintenance of Insurance. Maintain, and cause the Employers Subsidiaries to maintain, insurance in such amounts as is reasonable to cover such risks as are customary in relation to the character and location of their respective properties and the nature of their respective businesses;

(f) Maintenance of Books and Records. Maintain, and cause the Employers Subsidiaries to maintain, books of account and records in accordance with Employers’ existing policies and methods, and where applicable, GAAP and State Statutory Accounting Practices, and in each case in a manner consistent with the maintenance of the books and records used in the preparation of the Employers Financial Statements and the Employers Annual Statutory Statements heretofore delivered; and

(g) Identification of Employers’ Affiliates. Cooperate with Eastern and use its reasonable efforts to identify those Persons who may be deemed to be Affiliates of Employers within the meaning of Rule 145 promulgated by the SEC under the Securities Act;

5.14 Delivery of Securities Documents. Eastern shall deliver to Employers copies of all Securities Documents promptly after the filing thereof.

5.15 Application for Licenses. Eastern covenants to use commercially reasonable efforts to secure a license to underwrite insurance in Illinois, Indiana and Missouri for one or more of its insurance subsidiaries.

5.16 Shareholder Representative.

(a) The Employers written notice delivered to the Employers Shareholders, and the resolutions adopted by the required number of Employers Shareholders to approve the Merger, whether at a special meeting of the Employers Shareholders or by written consents signed by the Employers Shareholders, shall state that by voting in favor of the Merger, each Employers Shareholder approves and appoints the Person designated in the resolutions as attorney-in-fact and agent for and on behalf of the Employers Shareholders, both individually and collectively (the “Shareholder Representative”), with the power and authority to take all actions and make all decisions required or permitted by the Shareholder Representative under the terms of this Agreement, the Escrow Agreement, and all other documents, exhibits, and agreements related to such agreements or the Merger, including (i) authorization of the release or delivery to any Eastern Indemnified Person of all or any portion of the Escrow Holdback in satisfaction of indemnification claims for which such Person is entitled to indemnification under Article VIII; (ii) agreeing to, negotiating, entering into settlements and compromises of, and complying with orders of courts with respect to, any claim for indemnification under Article VIII; (iii) litigation, resolution, settlement or compromise of any claim for indemnification made by any Eastern Indemnified Person pursuant to Article VIII; (iv) receiving all notices on behalf of each Employers Shareholder in connection with any claims or matters under this Agreement or the Escrow Agreement; and (v) the taking of such other actions that the Shareholder Representative determines in his judgment are necessary in connection with, or for the effective exercise of, any of the foregoing powers and authority. Each Employers Shareholder’s appointment of the Shareholder Representative as provided in this Section 5.16 shall be deemed coupled with an interest surviving the death or disability of such Employers Shareholder to the extent applicable.

(b) Each Employers Shareholder, by the approval of the Merger, shall be bound by all actions taken and documents executed by the Shareholder Representative in connection with this Agreement, the Escrow Agreement, and all other documents, exhibits and agreements related to such agreements or the Merger. Eastern, its Affiliates and any Eastern Indemnified Person shall be entitled to rely on any such action or document taken or executed by the Shareholder Representative.

(c) As between the Shareholder Representative and the Employers Shareholders:

(i) In exercising the power and authority of the Shareholder Representative as provided in this Agreement, the Shareholder Representative shall not be liable to any Employers Shareholder in the absence of recklessness or willful misconduct on the part of the Shareholder Representative.

(ii) The Shareholder Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to the Shareholder Representative by any Employers Shareholder, or any other evidence determined by the Shareholder Representative to be reliable, and the Shareholder Representative shall be entitled to act on the advice of counsel selected by the Shareholder Representative.

(iii) The Shareholder Representative shall be fully justified in failing or refusing to take any action under this Agreement, the Escrow Agreement or any other document relating to the Merger unless the Shareholder Representative shall have received such advice or concurrence of such Employers Shareholders as the Shareholder Representative determines appropriate or the Shareholder Representative shall have been expressly indemnified to the Shareholder Representative’s satisfaction by the Employers Shareholders severally (based upon their respective Pro Rata Shares), against all liability and expense (including reasonable attorney fees) that the Shareholder Representative may incur by reason of taking or continuing to take any such action.

(iv) The Shareholder Representative shall be entitled to retain professional advisors, including accountants and legal counsel, and to incur such other expenses as the Shareholder Representative determines to be necessary or appropriate in connection with acting as the attorney-in-fact and agent on behalf of the Employers Shareholders as authorized under Section 5.16(a), and all such professional and other fees and expenses incurred by the Shareholder Representative in acting in such capacity shall be borne by the Employers Shareholders severally in proportion to their respective Pro Rata Shares.

(v) The Employers Shareholders shall indemnify the Shareholder Representative, severally in proportion to their respective Pro Rata Shares, against all losses, liabilities, damages and expenses (including reasonable attorney fees) incurred by the Shareholder Representative in such capacity relating to or arising out of actions or failures to take action pursuant to or in connection with this Agreement, the Escrow Agreement or any other document relating to the Merger, except to the extent such losses, liabilities, damages and expenses are incurred as a result of the Shareholder Representative’s recklessness or willful misconduct.

(vi) Each Person appointed as the Shareholder Representative shall serve in such capacity until the earlier of such Person’s resignation or removal (with or without cause) by Employers Shareholders having more than 50% of the total Pro Rata Shares (the “Majority Employers Shareholders”). Upon the resignation or removal of a Person as the Shareholder Representative, the Majority Employers Shareholders shall appoint another Person to serve in such capacity. Each Person appointed as a Shareholder Representative shall accept such position in writing.

(d) Prior to the Effective Time, the Majority Employers Shareholders shall give Eastern written notice of the Person initially appointed as the Shareholder Representative, together with such Person’s notice address, telephone number and telecopy number. Promptly after any change of the Shareholder Representative, the Majority Employers Shareholders shall give Eastern written notice setting forth the name, notice address, telephone number and telecopy number of the new Shareholder Representative. Until notified in writing of such a change, Eastern shall be entitled to assume that the most recent incumbent Shareholder Representative of which Eastern has written notice is the duly authorized Shareholder Representative.

(e) In exercising the Shareholder Representative’s power and authority as provided in this Agreement, the Shareholder Representative shall not be liable to Eastern or any other Eastern Indemnified Person in the absence of recklessness or willful misconduct on the part of the Shareholder Representative; provided, however, that nothing contained in this Section 5.16 shall in any way limit or prejudice the enforcement by Eastern against the Employers Shareholders or the Escrow Holdback of Eastern’s rights under this Agreement, the Escrow Agreement or any other document relating to the Merger, upon and subject to the terms and conditions of each such agreement or document.

ARTICLE VI - CONDITIONS TO CLOSING

6.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

(b) No statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Governmental Body having jurisdiction that prohibits, restrains or enjoins consummation of the contemplated transactions;

(c) Employers shall have obtained the third party consents and approvals (other than consents and approvals required by any Governmental Body) listed in Schedule 3.6(b) and indicated therein as being a condition to the Closing;

(d) Each of Employers and Eastern shall have made such filings, and obtained such permits, authorizations, consents, or approvals required by any Governmental Body,

including the payment of intercompany dividends by Eastern Subsidiaries to Eastern, to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the applicable jurisdictions, including Indiana and Pennsylvania which permits, authorizations, consents, and approvals may be subject only to: (i) conditions customarily imposed by insurance regulatory authorities, (ii) conditions that do not impose terms that are materially inconsistent with any material terms contained in this Agreement in a manner that adversely affects the economic value to Employers or Eastern of this Agreement, or would not reasonably be expected to have a Material Adverse Effect, and (iii) other conditions that would not reasonably be expected to have a Material Adverse Effect;

(e) This Agreement and the Merger shall have been approved by the Employers Shareholders in accordance with the Constituent Documents of Employers and the Indiana Business Corporation Law; and

(f) The parties to this Agreement and Shareholders Representative shall have executed and delivered the Escrow Agreement.

6.2 Condition to Obligation of Employers to Effect the Closing. The obligation of Employers to effect the Closing shall be subject to the additional conditions that (unless waived by Employers) at or prior to the Closing Date that (a) Eastern shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; and (b) the representations and warranties of Eastern contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except: (i) for changes specifically permitted by the terms of this Agreement, (ii) for changes that do not have a Material Adverse Effect on Employers or the ability of Employers to close the transaction contemplated by this Agreement; and (iii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Employers shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Eastern as to the satisfaction of this condition.

6.3 Conditions to Obligations of Eastern to Effect the Closing. The obligations of Eastern to effect the Closing shall be subject to the satisfaction or waiver by Eastern at or prior to the Closing Date of the following additional conditions:

(a) Employers shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing Date; and the representations and warranties of Employers contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date except: (i) for changes specifically permitted by the terms of this Agreement, (ii) for changes that do not have a Material Adverse Effect on Eastern or the Eastern Subsidiaries, or the ability of Eastern to close the transaction contemplated by this Agreement, and (iii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date; and Eastern shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of Employers as to the satisfaction of this condition;

(b) No agent listed on Schedule 6.3(b) shall have (i) been terminated by Employers Insurance or shall have resigned such agent’s appointment prior to the Closing Date, or to the Knowledge of Employers or Employers Insurance, (ii) expressed any intent or desire to resign such agent’s appointment after the Closing Date, or (iii) expressed any intent or desire to alter in any way its manner of doing business with Employers Insurance, including without limitation, any intent or desire to renew existing business with another carrier or materially reduce the number of submissions to Employers Insurance; and

(c) As of the Closing, Eastern shall have received written notification from A.M. Best & Company that the inclusion of Employers Insurance in Eastern’s intercompany pooling arrangement will be permitted, such intercompany pooling arrangement will continue to be rated A- and Employers Insurance will be entitled to hold itself out to agents and insureds as rated A- by A.M. Best & Company.

(d) Employers shall have entered into an Employment Agreement with Mike Michael on terms satisfactory to Eastern and Mr. Michael shall not have died or suffered any accident or illness that is reasonably likely to result in a Disability as defined in such Employment Agreement.

(e) No more than ten percent (10%) of all Employers Shareholders shall have given timely notice of the exercise of dissenters’ rights under the Indiana Business Corporation Law in connection with the Merger; provided that any amounts payable to any Employers Shareholder pursuant to the Employers Shareholder’s exercise of such dissenters’ rights shall be the sole responsibility of Eastern.

(f) Employers and Employers Insurance shall have received and provide to Eastern the written consent of National Bank of Indianapolis to this Merger, as required under Section 4.2 of the loan agreement between National Bank of Indianapolis, Employers, and Employers Insurance, as guarantor.

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written agreement of Eastern and Employers.

7.2 Termination by Either Eastern or Employers. This Agreement may be terminated and the transactions contemplated hereby may be abandoned by action of the Board of Directors of either Eastern or the Board of Directors of Employers if:

(a) this Agreement shall fail to receive the requisite approval of the appropriate Governmental Bodies;

(b) the Closing shall not have been consummated before November 15, 2008; provided that the party seeking to terminate this Agreement pursuant to this Section 7.2(b) shall not have failed to perform the covenants, agreements and conditions to be performed by it which has been the cause of, or resulted in, the failure of the Closing Date to occur by such date;

(c) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.2(d) shall have used all reasonable best efforts to remove such injunction, order or decree; or

(d) there shall have been a material breach by any party of any of its representations, warranties, covenants or agreements contained in this Agreement, which if not cured would cause the conditions set forth in Sections 6.1, 6.2 or 6.3, as the case may be, not to be satisfied, and such breach is incapable of being cured or shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach, provided, that the party seeking to terminate this Agreement pursuant to this Section 7.2(d) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement.

7.3 Effect of Termination and Abandonment. In the event of termination of the Agreement pursuant to this Article VII, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of Eastern, Employers, or their respective officers or directors and all obligations of the parties shall terminate, except for: (i) the obligations of the parties pursuant to this Section 7.3, (ii) the obligations of the parties set forth in Section 5.3 which shall survive the term of this Agreement and remain enforceable and in effect for a period of one (1) year after the termination of this Agreement by Employers pursuant to Section 7.2(b); provided, however, that such obligations shall not apply during such one (1) year period with respect to any Acquisition Proposal that provides for the purchase of Employers or all of the Employers Common Stock at a price that is no greater than the Purchase Price, and (iii) Section 5.2(b), Section 5.16, this Section 7.3, Sections 9.2 through 9.5, and Sections 9.6(a) through 9.6(d) which shall survive the termination of this Agreement and remain enforceable and in effect; and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the Governmental Body or Person to which made.

ARTICLE VIII - INDEMNIFICATION

8.1 Indemnity by Employers Shareholders. Upon and subject to the conditions and limitations set forth in this Article VIII, the Employers Shareholders severally, in proportion to their respective Pro Rata Shares, and not jointly, agree, to indemnify, defend and hold Eastern and its Subsidiaries, Affiliates, officers, directors, stockholders, representatives, employees, and their successors and assigns (the “Eastern Indemnified Persons”), harmless from, against and with respect to each and every claim, liability, obligation, loss, damage, deficiency, assessment, encumbrance, judgment, cost, expense (including, without limitation, attorneys’ fees and costs and other expenses incurred by any Eastern Indemnified Person in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character (collectively, “Losses”), arising out of or resulting from (a) any and all Taxes imposed in respect of any member of the Acquired Group and for which Eastern or any member of the Acquired Group may be liable (i) for any period (or portion thereof) ending before or on the Closing Date, or (ii) arising out of a breach of the representations or warranties contained in Section 3.9, excluding however any such Taxes to the extent included as a liability or expense in the determination of the Purchase Price or incurred after the Closing Balance Sheet Date in the ordinary course of business, or (b) any breach of any other representation, warranty, covenant, agreement or certification made by or on behalf of Employers or any Employers Subsidiary in or pursuant to this Agreement. For all purposes of determining the amount of any Losses under this Section 8.1, any such representation or warranty shall be interpreted without giving effect to the word “materially” or “material,” individually or as it appears in the phrase “Material Adverse Effect” (or any other qualifications or exceptions based on such terms).

8.2 Indemnity by Eastern. Eastern will indemnify, defend and hold the Employers Shareholders and their heirs, representatives, successors and assigns (collectively with the parties entitled to indemnification pursuant to Section 5.6 the “Employers Indemnified Persons” and together with the Eastern Indemnified Persons, the “Indemnified Persons”), harmless, from, against and with respect to each and every Loss arising out of or resulting from any breach of any representation, warranty, covenant, agreement or certification made by or on behalf of Eastern in or pursuant to this Agreement. The provisions of this Section 8.2 are intended to be for the benefit of, and shall be enforceable by, each of the Employers Indemnified Persons, their heirs, representatives, successors and assigns.

8.3 Limitations on Indemnification.

(a) Except for the right of Employer Indemnified Parties to indemnification under Section 5.6, the right to indemnification upon and subject to the terms, limitations and conditions of this Article VIII shall be the exclusive remedy for monetary damages of Eastern, any other Eastern Indemnified Person, the Employers Shareholders and any other Employers Indemnified Persons for any Losses arising under or in connection with this Agreement, any other document executed and delivered pursuant to this Agreement or otherwise in connection with or relating to the transactions under this Agreement.

(b) Neither Eastern or any Employers Shareholder shall be liable to another party for any consequential or punitive damages.

(c) The Employers Shareholders shall not have any obligation to make any payment under this Article VIII or otherwise to indemnify any Losses of any Eastern Indemnified Person described in Section 8.1 or otherwise arising under, relating to or in connection with this Agreement or the transactions under this Agreement unless the aggregate of such Losses suffered or incurred by the Eastern Indemnified Persons exceed $75,000 and then such obligation shall only apply to such amount of Losses as exceed $75,000 in the aggregate.

(d) Eastern and the surviving corporation shall not have any obligation under this Article VIII or otherwise to indemnify any Losses of any Employers Indemnified Person described in Section 8.2 or otherwise arising under, relating to or in connection with this Agreement or the transactions under this Agreement unless the aggregate of such Losses suffered or incurred by the Employers Indemnified Persons exceed $75,000 and then such obligation shall only apply to such amount of Losses as exceed $75,000 in the aggregate.

(e) The obligation of any Employers Shareholders to indemnify any Losses of any Eastern Indemnified Person described in Section 8.1 or otherwise arising under, relating to or in connection with this Agreement or the transactions under this Agreement shall in no event exceed, and the sole source of recovery of any such Losses shall be, the balance, if any, from time to time of the Escrow Holdback held by the escrow agent under the Escrow Agreement. In no event shall the obligation of Eastern to make payments under Section 8.2 with respect to Losses indemnifiable thereunder exceed in the aggregate the Purchase Price.

(f) Any Losses shall be reduced by the net present value of any federal and state income tax deductions or other benefits (including insurance proceeds) that an Indemnified Person or its Affiliates is eligible to claim, if any, in connection with Losses, after giving effect to any tax detriment arising from the receipt of the indemnification payment with respect to such Losses. For purposes of this Section 8.3(f), any indemnification payment by or on behalf of an Employer Shareholder to an Eastern Indemnified Person shall, to the extent of such payment, constitute a refund to Eastern and a reduction of the Purchase Price.

(g) No Indemnified Person shall be entitled to any indemnification under the provisions of this Article VIII or otherwise of any Losses described in Section 8.1 or 8.2 or otherwise arising under, relating to or in connection with this Agreement or transactions under this Agreement unless written notice (an “Indemnification Notice”) is given (i) in the case of any claim for indemnification by an Eastern Indemnified Person, to the Shareholder Representative, or (ii) in the case of any claim for indemnification by an Employers Indemnified Person, to Eastern, on or before 5:00 p.m. Eastern Time, on the first anniversary of the Closing Date. Each Indemnification Notice shall include as much detail regarding the basis for such indemnification claim as is then known to the Indemnified Person claiming to be entitled to indemnification and the provisions of this Agreement on which such claim is based and an estimate of the amount of Losses incurred by the Indemnified Person at such time.

(h) Notwithstanding the foregoing restrictions and limitations under this Section 8.3, (i) if any Eastern Indemnified Person suffers or incurs any Losses as a result of (A) fraud or other intentional misrepresentation by Employers or an Employers Shareholder, (B) a breach of the representations and warranties under Section 3.2, or (C) a breach of the representations and warranties under clause (i) in the last sentence of Section 3.3(a) pertaining to the identity of the Employers Shareholders and the number of shares of Employers Common Stock owned by each of them, the Eastern Indemnified Person shall be entitled to recover such Losses pursuant to Section 8.1 without regard to the restrictions or limitations under the foregoing provisions of this Section 8.3; and (ii) if any Employers Indemnified Person suffers or incurs any Losses as a result of fraud or other intentional misrepresentation by Eastern, the Employers Indemnified Person shall be entitled to recover such Losses pursuant to Section 8.2 without regard to the restrictions or limitations under the foregoing provisions of this Section 8.3.

8.4 Indemnity for Third-Party Claims. If any suit, investigation, claim or other proceeding is commenced by a third party against any Indemnified Person for which such Indemnified Person would be entitled to defense and indemnity under Section 8.1 or Section 8.2, written notice thereof shall be given to the Employers Shareholders or to Eastern, as applicable (each, an “Indemnifying Person”), as promptly as practicable, provided that any such notice to the Employers Shareholders shall be sufficiently delivered if given to only the Shareholder Representative. Such notice shall set forth, in reasonable detail, the specific facts and circumstances then known by the Indemnified Person pertaining to such matters. Thereafter, the Indemnified Person shall inform the Indemnifying Person with respect to any significant developments with respect to such claim, suit, action or investigation, and shall answer any questions the Indemnifying Person or its representatives may have from time to time with respect thereto. In connection with the foregoing, the Indemnifying Person may, at its election:

(a) Defense. defend any such suit, investigation, claim or other proceeding in whole or in part by such means as such Indemnifying Person elects, in its sole discretion, and the Indemnified Person shall have the right (but not the obligation) to participate in the defense thereof by counsel of the Indemnified Person’s choice at the Indemnified Person’s expense, but the Indemnifying Person shall retain full control of such litigation or procedure and shall have final authority to determine all matters in connection therewith as to any or all claimants, subject, in the case of the payment, compromise or settlement of any such suit, investigation, claim or other proceeding to obtaining the written consent of the Indemnified Person thereto, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Turn-Over. turn such contest, in whole or in part, over to the Indemnified Person who shall, at the Indemnifying Person’s expense, assume such contest with counsel of its own choice and the Indemnifying Person shall have the right (but not the obligation) to participate, at its own expense, in the defense thereof by counsel of its own choice, and the Indemnifying Person shall cooperate with and assist the Indemnified Person as reasonably requested by the Indemnified Person in connection with such defense or contest, but the Indemnified Person shall retain control thereof and have final authority to determine all matters in connection therewith), provided, however, no Indemnified Person shall pay, compromise or settle any suit, investigation, claim or other proceeding without the written consent of the Indemnifying Person thereto, which consent shall not unreasonably be withheld, conditioned or delayed.

ARTICLE IX - GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Agreements. The representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of one (1) year beyond the Closing Date unless expressly specified to survive for a different time period.

9.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) one (1) Business Day after confirmation of receipt of a facsimile transmission, (b) confirmed delivery by an overnight commercial carrier or when delivered by hand or (c) the expiration of five (5) Business Days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

(a) If to Employers, to:

Employers Security Holding Company

8425 Woodfield Crossing Blvd.

Suite 125

Indianapolis, Indiana 46280-0099

Telecopy:    (317) 573-4885

Telephone:    (317) 573-4884

Attention:    Mike Michael, President

With a copy to:

Bose McKinney & Evans LLP

111 Monument Circle, Suite 2700

Indianapolis, IN 46204

Attention: David L. Wills, Esquire

(b) If to the Employers Shareholders, to the Shareholder Representative as provided in Section 5.16(d).

(c) If to Eastern, to:

Eastern Insurance Holdings, Inc.

25 Race Avenue

Lancaster, Pennsylvania 17608

Telecopy:    (717) 399-3781

Telephone:    (717) 239-1640

Attention:    Bruce M. Eckert, Chief Executive Officer

with a copy to:

Stevens & Lee

620 Freedom Business Center

King of Prussia, PA 19406

Telecopy:    (610) 371-7974

Telephone:    (610) 205-6028

Attention:    Jeffrey P. Waldron, Esquire

9.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, the Employers Disclosure Schedules, and other documents and instruments referred to herein), when duly approved and adopted by all requisite parties, constitutes the entire agreement and supersede all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which is hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Eastern may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of Eastern for all purposes hereof.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

9.6 Miscellaneous.

(a) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b) Waiver. At any time prior to the Closing Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(c) Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto. An executed counterpart of this Agreement faxed, or scanned and emailed, by a party to the other party will constitute delivery by the sending party to the recipient party, may be treated by the recipient party as an original, and will be admissible as evidence of such executed and delivered counterpart.

(d) Severability; Validity; Parties in Interest. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 5.6 or Article VIII nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(e) Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

IN WITNESS WHEREOF, Eastern, EA Corp, and Employers have caused this Agreement to be executed as of August 6, 2008.

EASTERN INSURANCE HOLDINGS, INC.

By:
Name:	Kevin Merrick Shook
Title:	Chief Treasurer and Chief Financial Officer

EASTERN ACQUISITION CORP.

By:
Name:	Kevin Merrick Shook
Title:	Chief Treasurer and Chief Financial Officer

EMPLOYERS SECURITY HOLDING COMPANY

By:
Name:	Mike Michael
Title:	President

[Exhibits were omitted]